                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/x/ Preliminary proxy statement
/ / Definitive proxy statement
/ / Definitive additional materials
/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               ZAPATA CORPORATION
                (Name of Registrant as Specified in its Charter)

                               ZAPATA CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
/ / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/x/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies: ................  N/A
2)   Aggregate number of securities to which transaction applies: ...................  N/A
3)   Per unit price or other underlying value of transaction
     computed pursuant to Exchange Act Rule 0-11*: .........................  $130 million
4)   Proposed maximum aggregate value of transaction: ......................  $130 million
5)   Total fee paid: ........... $26,000 at the time of filing preliminary proxy statement

*Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

  1)  Amount previously paid: .....................................  N/A
  2)  Form, Schedule or Registration Statement No.: ...............  N/A
  3)  Filing party: ...............................................  N/A
  4)  Date filed: .................................................  N/A

         PRELIMINARY COPY -- CONFIDENTIAL, FOR THE INFORMATION OF THE
                    SECURITIES AND EXCHANGE COMMISSION ONLY.

                       [LETTERHEAD OF ZAPATA CORPORATION]


                               October ___, 1995


To Our Stockholders:

  You are cordially invited to attend a Special Meeting of Stockholders of Zapata Corporation (the "Company") to be held on November ___, 1995, at 9:00 a.m., local time, at _______________________________________________________.

  At the Special Meeting, stockholders will be asked to consider and vote upon the following matters:

  1. The approval of the sale of the Company's natural gas compression business conducted by its wholly owned subsidiaries, Energy Industries, Inc. and Zapata Energy Industries, L.P., to Enterra Corporation, all as more fully described in the accompanying Proxy Statement.

  2. The approval of the sale of the Company's natural gas gathering, processing, marketing and trading business conducted by its wholly owned subsidiary, Cimarron Gas Holding Company, on such terms and conditions that the Board of Directors determines are in the best interests of the Company and its stockholders, all as more fully described in the accompanying Proxy Statement.

  A description of each of the proposed sale transactions and other important information is included in the accompanying Proxy Statement.

  The proposed sale transactions are important components in the Company's strategy to exit the energy business and transform itself into a food services company. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE SALE PROPOSALS.

  Whether or not you plan to attend the Special Meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. You may vote your shares in person if you attend the Special Meeting, even if you send in your proxy.

  I appreciate your continued interest in the Company.

                              Sincerely,


                              Avram A. Glazer
                              President and Chief Executive Officer

         PRELIMINARY COPY -- CONFIDENTIAL, FOR THE INFORMATION OF THE
                    SECURITIES AND EXCHANGE COMMISSION ONLY.

                               ZAPATA CORPORATION
                        1717 St. James Place, Suite 550
                             Houston, Texas  77056
                                 (713) 941-6100

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER ___, 1995

To the Stockholders of
Zapata Corporation:

  Notice is hereby given that a special meeting (the "Special Meeting") of stockholders of Zapata Corporation will be held at ____________________________ on November ___, 1995, at 9:00 a.m. local time, for the following purposes:

     1. To consider and vote upon the sale of the Company's natural gas compression business conducted by its wholly owned subsidiaries, Energy Industries, Inc. and Zapata Energy Industries, L.P., to Enterra Corporation (the "Energy Industries Sale Proposal"), all as more fully described in the accompanying Proxy Statement.

     2. To consider and vote upon the sale of the Company's natural gas gathering, processing, marketing and trading business conducted by its wholly owned subsidiary, Cimarron Gas Holding Company and its subsidiaries, on such terms and conditions as shall be determined by the Board of Directors (the "Cimarron Sale Proposal"), all as more fully described in the accompanying Proxy Statement.

     3. To transact such other business incidental to the conduct of the Special Meeting or any adjournment(s) or postponement(s) thereof.

  The Board of Directors has fixed the close of business on October 6, 1995 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Special Meeting and any adjournment(s) or postponement(s) thereof, and only stockholders of record at said time and on said date are entitled to notice of, and to vote at, the Special Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ENERGY INDUSTRIES SALE PROPOSAL AND FOR THE CIMARRON SALE PROPOSAL.

  Stockholders are cordially invited to attend the Special Meeting in person. Those who will not attend and who wish their shares voted are requested to sign, date and mail promptly the enclosed proxy, for which a stamped return envelope is provided.

                              By Order of the Board of Directors,



                              JOSEPH L. von ROSENBERG, III
                              Vice President, General Counsel
                              and Corporate Secretary
Houston, Texas
October ___, 1995

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE URGED TO PROMPTLY COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

                 PRELIMINARY COPY -- FOR THE INFORMATION OF THE
                    SECURITIES AND EXCHANGE COMMISSION ONLY.

                               TABLE OF CONTENTS

INTRODUCTION...........................................................  1
  General..............................................................  1
  Purpose of the Special Meeting.......................................  1
  Record Date, Voting Securities and Quorum............................  2
  Vote Required........................................................  2
  No Appraisal Rights..................................................  2
  Proxy Information....................................................  2

THE ENERGY INDUSTRIES SALE PROPOSAL....................................  3
  Background of the Energy Industries Sale Proposal....................  3
  Fairness Opinion of Financial Advisor................................  5
  Recommendation of the Company's Board of Directors...................  7
  Terms of the Energy Industries Sale..................................  7
  Stockholder Approval.................................................  9
  Voting Agreement of Major Stockholder................................  9
  Resolutions Proposed for Adoption by Stockholders.................... 10
  Fees and Expenses.................................................... 10
  No Rights of Appraisal............................................... 10
  Certain Federal Income Tax Consequences.............................. 10
  Financial Information................................................ 11
  Accounting Treatment................................................. 11
  Regulatory Approvals................................................. 11
  Relation to the Cimarron Sale Proposal............................... 11
  Certain Information Concerning Enterra............................... 11
  Business of Energy Industries........................................ 11

THE CIMARRON SALE PROPOSAL............................................. 15
  Background of the Cimarron Sale Proposal............................. 15
  Recommendation of the Company's Board of Directors................... 15
  Resolutions Proposed for Adoption by Stockholders.................... 16
  Stockholder Approval................................................. 16
  No Rights of Appraisal............................................... 16
  Financial Information................................................ 16
  Relation to the Energy Industries Sale Proposal...................... 17
  Business of Cimarron................................................. 17

SELECTED FINANCIAL DATA................................................ 19

UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS................................................... 21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT......................................................... 24

MARKET PRICES OF COMMON STOCK.......................................... 25

OTHER MATTERS.......................................................... 25

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................ 25

APPENDICES
  Appendix A - Purchase Agreement
  Appendix B - Opinion of Schroder Wertheim & Co.

                               ZAPATA CORPORATION
                        1717 ST. JAMES PLACE, SUITE 550
                             HOUSTON, TEXAS  77056
                                 (713) 941-6100

                                ---------------

                                PROXY STATEMENT

                                ---------------


                                  INTRODUCTION

GENERAL

  This Proxy Statement and the accompanying proxy card are furnished by Zapata Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors (the "Board of Directors") for use at the Special Meeting of Stockholders or any adjournments or postponements thereof (the "Special Meeting"), to be held at the time and place set forth in the accompanying Notice of Special Meeting. This Proxy Statement, the accompanying Notice of Special Meeting of Stockholders and the enclosed form of proxy are first being mailed to stockholders of the Company on or about October ___, 1995.

PURPOSE OF THE SPECIAL MEETING

  At the Special Meeting, stockholders will be asked to consider and vote to approve the sale (the "Energy Industries Sale") of the Company's natural gas compression business which is currently conducted by two wholly owned subsidiaries of the Company, Energy Industries, Inc. and Zapata Energy Industries, L.P. (collectively, "Energy Industries") to Enterra Corporation, and its wholly owned subsidiary, Enterra Compression Company, (collectively, "Enterra"). The Energy Industries Sale will be consummated in accordance with the terms and conditions of an Agreement dated as of September 20, 1995 (the "Purchase Agreement") by and among the Company, Energy Industries and Enterra. The proposal to sell the Company's natural gas compression business to Enterra is referred to herein as the "Energy Industries Sale Proposal". Pursuant to the Purchase Agreement, subject to stockholder approval, Enterra will purchase from the Company all of the assets of Energy Industries, for a purchase price (the "Purchase Price") of $130 million, and assume certain liabilities of Energy Industries, subject to certain adjustments based on the net asset value of Energy Industries on the closing date, as described in "The Energy Industries Sale Proposal--Terms of the Energy Industries Sale--Purchase Price".

  At the Special Meeting, stockholders also will be asked to consider and vote to approve the sale of the Company's natural gas gathering, processing, marketing and trading business (the "Cimarron Sale") which is currently conducted by the Company's wholly owned subsidiary, Cimarron Gas Holding Company and its subsidiaries (collectively, "Cimarron"), on such terms and conditions as the Board of Directors determines to be fair to the Company and its stockholders. The proposal to sell the natural gas gathering, processing, marketing and trading business conducted by Cimarron is referred to herein as the "Cimarron Sale Proposal".

  The Energy Industries Sale Proposal and the Cimarron Sale Proposal are sometimes hereinafter referred to collectively as the "Sale Proposals".

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE SALE PROPOSALS TO BE VOTED ON AT THE MEETING.

  At the date of this Proxy Statement, the Company does not know of any business to be presented at the Special Meeting other than those matters that are set forth in the Notice accompanying this Proxy Statement.

RECORD DATE, VOTING SECURITIES AND QUORUM

  The Board of Directors has fixed the close of business on October 6, 1995 (the "Record Date") as the record date for the determination of holders of outstanding shares of the Company's outstanding shares of common stock, $.25 par value ("Common Stock"), and the Company's outstanding shares of $2 Noncumulative Convertible Preference Stock, $1.00 par value ("$2 Preference Stock"), entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Only holders of record of Common Stock and $2 Preference Stock at the close of business on the Record Date will be entitled to vote at the Special Meeting. On the Record Date, the Company had outstanding and entitled to vote _____________ shares of Common Stock and ________ shares of $2 Preference Stock. Each holder of Common Stock and $2 Preference Stock as of the Record Date will be entitled to one vote, exercisable in person or by proxy, for each share of Common Stock or share of $2 Preference Stock held of record by such holder on the Record Date. Holders of $2 Preference Stock are entitled to vote together with the holders of Common Stock as a single class on all matters to be voted on by stockholders of the Company. The presence at the Special Meeting in person or by proxy of the holders of a majority of the combined votes of Common Stock and $2 Preference Stock entitled to vote, voting together as a single class, is necessary to constitute a quorum.

VOTE REQUIRED

  Under the Delaware General Corporation Law ("DGCL") and the Company's Certificate of Incorporation, the approval of each of the Sale Proposals requires the affirmative vote of more than 50% of the combined votes of the outstanding shares of Common Stock and $2 Preference Stock entitled to vote, voting together as a single class, which are present either in person or by proxy at the Special Meeting at which a quorum is present.

  Abstentions, broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) and withheld votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. However, they are not counted for purposes of determining whether a Sale Proposal has been approved.

  In connection with the Energy Industries Sale, The Malcolm I. Glazer Trust, a stockholder of the Company which beneficially owns approximately 35.5% of the Company's outstanding Common Stock, agreed in a letter dated September 20, 1995 (the "Glazer letter") on behalf of itself, and any affiliates of such Trust or Malcolm I. Glazer, the Chairman of the Board of the Company, that the Trust and such affiliates will vote all shares of common stock owned by them in accordance with the recommendation of the Board of Directors of the Company with respect to the approval of the Energy Industries Sale Proposal by the Company's stockholders. The Board of Directors has recommended that the stockholders of the Company vote "FOR" the Energy Industries Sale Proposal. See "The Energy Industries Sale Proposal--Voting Agreement with Major Stockholder."

NO APPRAISAL RIGHTS

  Stockholders are not entitled to appraisal rights under the DGCL with respect to either of the Sale Proposals. See "The Energy Industries Sale Proposal--No Rights of Appraisal" and "The Cimarron Sale Proposal--No Rights of Appraisal".

PROXY INFORMATION

  Proxies in the accompanying form are solicited on behalf of and at the direction of the Board of Directors. All shares of Common Stock and $2 Preference Stock represented by properly executed proxies will be voted at the Special Meeting in accordance with the direction indicated on the proxies unless such proxies have previously been revoked. If authority to vote a proxy has not been withheld and no direction is indicated, the shares will be voted FOR approval of each of the Sale Proposals. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE SALE PROPOSALS. See "The Energy Industries Sale Proposal--Recommendation of the Company's Board of Directors" and "The Cimarron Sale Proposal--Recommendation of the Company's Board of Directors". If any other matters are properly presented at the Special Meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Special Meeting, by giving written notice of revocation to the Secretary prior to the vote at the Special Meeting or by appearing in person at the Special Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a proxy should be sent to the Company, Attention: Joseph L. von Rosenberg, III, Corporate Secretary. The Company's executive offices are located at 1717 St. James Place, Suite 550, Houston, Texas 77056.

  In addition to the use of the mail, proxies may be solicited by personal interview and telephone, telegraph or telecopy by the directors, officers and regular employees of the Company. Such persons will receive no additional compensation for such services. Arrangements also will be made with certain brokerage firms and certain other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock and $2 Preference Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has also engaged an outside proxy soliciting firm to assist in the solicitation of proxies. The Company will pay a nominal fee for such services as well as reimbursements of out-of-pocket costs and expenses.

                                 PROPOSAL NO. 1

                      THE ENERGY INDUSTRIES SALE PROPOSAL

BACKGROUND OF THE ENERGY INDUSTRIES SALE PROPOSAL

  The Company is a Delaware corporation which was organized in 1954 and which historically has operated within the energy industry. The Company was previously engaged in the operation of offshore drilling rigs, marine service and supply vessels and oil and gas operations. All of these operations have been divested in the last few years, with the exception of the Company's remaining interest in a Bolivian oil and gas operation.

  In fiscal 1993, the Company began to narrow the focus of its operations to the natural gas services market. In connection with that strategy, the Company acquired Cimarron in November 1992. Cimarron is engaged in the business of gathering and processing natural gas and its constituent products, as well as marketing and trading natural gas liquids. In September 1993, Cimarron purchased additional gathering and processing assets and expanded its operations through the acquisition of Stellar Energy Corporation and three affiliated companies. See "The Cimarron Sale Proposal--Business of Cimarron--General." In November 1993, the Company acquired the natural gas compression business of Energy Industries. Energy Industries is engaged in the business of renting, fabricating, selling, installing and servicing natural gas compressor packages. Energy Industries operates one of the ten largest rental fleets of natural gas compressor packages in the United States. See "--Business of Energy Industries".

  In early 1995, the Board of Directors and management of the Company developed a strategic plan for the Company which involves repositioning the Company in the food packaging, food and food service equipment and supply businesses (collectively, "food services") and exiting the energy business in which the Company has historically operated. Specifically, the strategic plan called for the divestiture of the Company's remaining energy operations, Energy Industries, Cimarron and the Company's remaining domestic oil and gas assets, and the acquisition of, or joint ventures with, selected companies in the food service industry.

  In March 1995, the Company executed an agreement to sell its marine protein operations to an investor group. However, that agreement was terminated in April 1995 due to the investor group's failure to obtain sufficient financing. The Board of Directors has since decided to retain the Company's marine protein operations in connection with the Company's focus on the food services industry.

  In April 1995, the Company engaged Schroder Wertheim & Co. Incorporated ("Schroder Wertheim"), an investment banking firm, as its financial advisor to assist in the potential divestiture of Energy Industries and Cimarron. Prior to soliciting any offers for the divestiture of Energy Industries, the Company advised Schroder Wertheim of its targeted level of consideration for the disposition of Energy Industries.

  A meeting of the Company's Board of Directors was held on May 5, 1995 to review and discuss the status of the sale of Energy Industries and Cimarron. At that meeting, the Board ratified the engagement of Schroder Wertheim and authorized the appropriate officers of the Company to negotiate terms and conditions of sale with viable bidders for Energy Industries and Cimarron.

  In June 1995, the Company sold a portion of its natural gas reserves in the Gulf of Mexico. In August 1995, the Company sold its remaining domestic oil and gas operations, including its interests in five offshore federal leases in the Gulf of Mexico.

  In August 1995, the Company purchased 31% of the common stock of Envirodyne Industries, Inc. ("Envirodyne"), a major supplier of food packaging products and food service supplies. Envirodyne is a leading worldwide producer of cellulosic casings used in the preparation and packaging of processed meat products and the world's second largest producer of heat shrinkable plastic bags and specialty films for packaging and preserving fresh and processed meat products, poultry and cheeses. Envirodyne is also a leading domestic producer of disposable plastic cutlery, drinking straws, custom dining kits and related products. In addition, Envirodyne is a leading domestic producer of thermo-formed and injection-molded plastic containers and horticultural trays and inserts.

  In connection with the Energy Industries Sale, Schroder Wertheim initiated contact with 37 companies. Those companies were selected on the basis of their potential strategic interest in Energy Industries and their desire to add natural gas compression operations to their existing operations or energy investment portfolios. As a result of such contacts, 21 of the prospective purchasers signed confidentiality agreements and received confidential information regarding Energy Industries. The information sent to the 21 prospective purchasers included a confidential memorandum which provided a description of Energy Industries' operations and a summary of its historical financial and operating performance and management projections of future financial results. In addition to the confidential memorandum, prospective purchasers received a cover letter which set forth bidding procedures and which included a deadline for submission of non-binding indications of interest to Schroder Wertheim. Schroder Wertheim received six non-binding indications of interest ranging in value from $87 million to $115 million. Of the six bidders, four were invited to perform due diligence at Energy Industries' headquarters in Corpus Christi, Texas where tours of the physical facilities were given by management and a data room was set up to afford the invitees the ability to perform detailed financial and operational due diligence. Such bidders were also afforded access to Energy Industries' management during the course of their due diligence investigations.

  Prior to the established deadline for submission of binding acquisition proposals, Enterra approached Schroder Wertheim and expressed a desire to make a pre-emptive bid for Energy Industries. The Enterra offer was for $130 million in cash and the assumption of certain current liabilities of Energy Industries. Schroder Wertheim had been engaged in similar discussions with other bidders but none of them expressed a desire to make a bid which was comparable to the Enterra offer. Because the Enterra proposal represented the highest offer in terms of total value and form of consideration, possessed a high degree of certainty with respect to the ultimate realization of the sales proceeds and generally contained generally less restrictive terms and conditions than the other indications of interest received, it was determined to be the most attractive offer to the Company.

  The Company entered into a letter agreement with Enterra on June 29, 1995 (the "June 29 agreement") which set forth the purchase price of $130 million and certain additional material terms and conditions of the sale. Subsequent to the execution of the June 29 agreement, a dispute arose between the Company and Enterra, principally regarding the issue of to what extent the June 29 agreement provided that Enterra would assume certain liabilities of Energy Industries in connection with the sale. Enterra threatened to institute litigation against the Company, through service of process on the Company of a complaint which Enterra had filed in a Texas state court, if the Company did not uphold the terms of the June 29 agreement. However, as a result of several subsequent meetings between representatives at the Company and Enterra, the parties resolved their dispute and agreed upon the terms and conditions of the Energy Industries Sale which are set forth in the Purchase Agreement. The Company believes that the terms and conditions in the Purchase Agreement are no less favorable to the Company than the terms and conditions in the June 29 agreement. In connection with the execution and delivery of the Purchase Agreement, Enterra and the Company also executed and delivered a mutual release of any liability in connection with the dispute. Enterra also withdrew its filed complaint with prejudice.

  On September 20, 1995, Schroder Wertheim orally delivered its opinion, which was subsequently confirmed in writing, to the Board of Directors, that the consideration to be received by the Company pursuant to the Purchase Agreement is fair, from a financial point of view, to the Company. See "--Fairness Opinion of Financial Advisor". In its review of the Energy Industries Sale Proposal, the Board of Directors determined that the Energy Industries Sale Proposal was expedient and fair to, and in the best interests of the Company and its stockholders. See "--Recommendation of the Company's Board of Directors". At the Board meeting the Board of Directors of the Company approved the Energy Industries Sale Proposal pursuant to the terms and conditions of the Purchase Agreement in the form presented to the Board with such changes as might be approved by the Company's officers, and directed that the Energy Industries Sale Proposal be submitted to stockholders of the Company for approval. All Board members except one were present at the meeting and the vote to approve the Energy Industries Sale Proposal was unanimous. The Company executed the Purchase Agreement on September 20, 1995.

  The Energy Industries Sale, together with the Cimarron Sale, is a major step in the Company's transition from an energy company to a food services company. The Company intends to use the net proceeds from the Energy

 Industries Sale for general corporate purposes, which may include repayment of debt, and for future acquisitions or joint ventures which are expected to be in the food services industry. The Board of Directors believes that consummation of the Energy Industries Sale Proposal is expedient and fair to, and in the best interests of, the Company and its stockholders. There can be no assurance, however, that the Energy Industries Sale will result in an improvement in the Company's results of operations or financial condition.

FAIRNESS OPINION OF FINANCIAL ADVISOR

  General. Schroder Wertheim was engaged by the Company to assist the Company in identifying, soliciting and evaluating proposals from potential acquirers of Energy Industries. In connection with this engagement, Schroder Wertheim was requested by the Company to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company in connection with the Energy Industries Sale. The Company has agreed to pay Schroder Wertheim a fee of approximately $890,000 upon the closing of the Energy Industries Sale and has also agreed to reimburse Schroder Wertheim for reasonable expenses and to indemnify Schroder Wertheim against certain liabilities, including liabilities under the federal securities laws.

  Schroder Wertheim, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Schroder Wertheim regularly publishes research reports regarding the natural gas industry and businesses and securities of publicly owned companies in that industry. The Board of Directors of the Company selected Schroder Wertheim because of its expertise, reputation and familiarity with both the natural gas industry and the Company. No limitations were placed on Schroder Wertheim by the Board of Directors of the Company with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

  Schroder Wertheim is a full service securities firm and in the course of its normal trading activities may from time to time effect transactions and hold positions in securities of the Company and Enterra. Schroder Wertheim has also been engaged by the Company as financial advisor in connection with the Cimarron Sale Proposal (see "The Cimarron Sale Proposal--Background of the Cimarron Sale Proposal") and also rendered investment banking services to the Company in another transaction for which it received a customary fee.

  In connection with its opinion, Schroder Wertheim reviewed a draft of the Purchase Agreement and the Glazer Letter. Schroder Wertheim also reviewed certain historical, pro forma and projected financial information concerning Energy Industries prepared by management of the Company. Schroder Wertheim also held discussions with members of management of the Company and Energy Industries regarding the historical and pro forma financial information reviewed by Schroder Wertheim and management's projections for future periods, as well as the current financial condition and prospects of Energy Industries. In addition, Schroder Wertheim (i) compared certain financial data for Energy Industries under the terms of the Energy Industries Sale Proposal with that of certain publicly traded companies which Schroder Wertheim deemed to be reasonably comparable to Energy Industries, (ii) compared the financial terms, to the extent publicly available, of certain recent acquisition transactions which were deemed to be reasonably comparable to the proposed financial terms of the Energy Industries Sale Proposal, and (iii) performed such other financial studies, analyses, inquiries and investigations as Schroder Wertheim deemed appropriate.

  Schroder Wertheim did not assume any responsibility for independently verifying the information described above and assumed the accuracy and completeness of all information made available or obtained by it. With respect to projections and financial forecasts of Energy Industries, Schroder Wertheim assumed that such information was reasonably prepared and reflected the best currently available estimates and judgments as to the expected future financial performance of Energy Industries. In addition, Schroder Wertheim did not undertake an independent appraisal of the assets of Energy Industries, nor was Schroder Wertheim furnished with any such appraisal. Schroder Wertheim's opinion is based on financial, economic, market, and other conditions as they existed as of the date of its opinion. Schroder Wertheim was not asked to express, and did not express, any opinion as to the appropriateness of the Energy Industries Sale for the Company from a business or operational point of view.

  Schroder Wertheim has informed the Company that its analyses must be considered as a whole and that selecting portions of Schroder Wertheim's analyses and other factors considered by Schroder Wertheim, without considering all factors and analyses, could create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In Schroder Wertheim's analyses, numerous assumptions were made with respect to industry and Energy Industries' performance, general business, regulatory and economic conditions and other factors, many of which are beyond the control of the Company and Schroder Wertheim. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than such estimates. Estimates of values, companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, neither the Company, Schroder Wertheim nor any other person assumes responsibility for their accuracy. Although Schroder Wertheim did not attribute any particular weight to any analysis or factor considered by it, Schroder Wertheim gave significant weight to the fact that bids were solicited from a number of prospective purchases and the Enterra offer represented the highest and most attractive offer to the Company (see --Background of the Energy Industries Sale Proposal").

  The full text of the written opinion of Schroder Wertheim dated September 20, 1995, which sets forth the assumptions made, factors considered and limitations on the review undertaken by Schroder Wertheim, is included as Appendix B to this Proxy Statement. The following is a summary of the analysis conducted by Schroder Wertheim as a basis for its fairness opinion which was presented orally to the Company's Board of Directors on September 20, 1995, and subsequently confirmed in writing, to the effect that, as of such date, the consideration to be received by the Company pursuant to the Purchase Agreement, is fair, from a financial point of view, to the Company. This summary does not purport to be a complete description of the analyses performed by Schroder Wertheim in this regard but does provide an overview of the material analyses conducted by Schroder Wertheim. Schroder Wertheim's opinion is directed only to the consideration to be received by the Company pursuant to the Purchase Agreement and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote regarding the Energy Industries Sale Proposal. The summary is qualified in its entirety by reference to the full text of such opinion. Stockholders are encouraged to read the opinion in its entirety.

  Review of Energy Industries' Recent and Pro Forma Projected Financial Information. Schroder Wertheim reviewed the historical and pro forma financial information of Energy Industries for various periods and management's projected financial performance for the fiscal years ended September 30, 1995 and 1996. In its review, Schroder Wertheim noted that results for the eleven months and latest twelve months ("LTM") ended August 31, 1995 and the projected results for the fiscal year ended September 30, 1995 reflect actual and expected declines in financial performance as compared to comparable prior year periods. Schroder Wertheim further noted that Energy Industries reported earnings before interest, taxes, depreciation and amortization ("EBITDA") of $13.2 million for the fiscal year ended September 30, 1994, $12.7 million for the LTM ended August 31, 1995 and projected EBITDA of $12.2 million and $14.3 million for the fiscal years ended September 30, 1995 and 1996, respectively.

  Analysis of Comparable Recent Acquisition Transactions. Schroder Wertheim reviewed the financial terms, to the extent publicly available, of certain recent acquisition transactions which Schroder Wertheim deemed to be reasonably comparable to the proposed Energy Industries Sale. In performing its analysis, Schroder Wertheim compared selected financial data, including Adjusted Purchase Price (the equity cost plus latest reported total debt, capitalized leases, preferred stock and minority interests, minus total cash and cash equivalents) or net asset purchase price, as appropriate, as a multiple of LTM EBIT, EBITDA and tangible net assets for selected recent natural gas compression industry sale transactions. The selected transactions included all of the five significant sales transactions which have occurred since late 1993, including the Company's purchase of Energy Industries in November 1993. Schroder Wertheim's analysis indicated estimated mean LTM EBIT and LTM EBITDA multiples for the comparable transactions of 13.8x and 8.5x, respectively, versus 18.5x and 9.9x, respectively, for Energy Industries under the proposed terms of the Energy Industries Sale Proposal. Schroder Wertheim noted that the multiple of net assets was below the range; however, this fact was determined to be attributable to (i) the relatively high book value of Energy Industries' fixed assets due to the step-up in book value of Energy Industries pursuant to the purchase accounting relating to the Company's acquisition of Energy Industries in November 1993, and (ii) Energy Industries' management's strategy of maintaining relatively large inventory balances.


  Comparison with Comparable Publicly Traded Companies. Schroder Wertheim compared selected financial data of Energy Industries with certain data relating to selected publicly traded companies engaged in businesses which Schroder Wertheim deemed to be reasonably comparable to that of Energy Industries (the "Public Comparables"). Specifically, Schroder Wertheim included in its review BJ Services Company, Dreco Energy Services, Ltd., Enerflex Systems, Ltd., Energy Ventures, Inc., EnServ Corporation, Production Operators Corporation, Tidewater Inc. and Weatherford International Incorporated. Such financial information included market valuation, operating performance and implied trading multiples based on the ratio of the Adjusted Market Value (equity market value plus latest reported total debt, capitalized leases, preferred stock and minority interest, minus cash and cash equivalents) as a multiple of revenue, operating income (or earnings before interest and taxes ("EBIT")) and EBITDA. Schroder Wertheim compared the LTM and projected operating statistics and implied trading multiples of the Public Comparables to the LTM and projected operating statistics (based on management's estimates) and implied trading multiples for Energy Industries based on the terms of the Energy Industries Sale Proposal. In this review, Schroder Wertheim noted that the proposed purchase price implies multiples of LTM and projected EBIT and EBITDA which exceed comparable mean implied multiples for the Public Comparables. Such analysis showed that on the basis of multiples of LTM EBIT and EBITDA, the proposed purchase price implied multiples of 18.5x and 9.9x, respectively, for Energy Industries versus 13.3x and 7.9x, respectively, for the Public Comparables.

  Leveraged Buyout Analysis. A leveraged buyout ("LBO") analysis is a valuation methodology used to derive a theoretical maximum valuation of an enterprise to a financial buyer which seeks to optimize the expected financial returns of an acquisition through the use of a high percentage of debt in the capital structure. The LBO analysis was generated based upon operating, capital expenditure, and balance sheet assumptions for future fiscal periods provided by or developed with the assistance of Energy Industries management. As the LBO analysis generated value based only on Energy Industries' projected results of operations on a stand-alone basis, the analysis would not necessarily reflect the value which a strategic buyer would place on the enterprise. The analysis indicated a LBO valuation for Energy Industries which was significantly below the proposed sale price. The theoretical LBO valuation was reasonably consistent with one of the bids received by the Company for Energy Industries in a proposed LBO involving the current Energy Industries management team and a large energy company.

  Discounted Cash Flow Analysis. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by capitalizing the estimated future earnings and calculating the estimated future free cash flows of such corporate entity and discounting such aggregated results back to the present. Schroder Wertheim performed a discounted cash flow analysis of Energy Industries based on operating, capital expenditure and balance sheet assumptions for future periods provided by or developed with the assistance of Energy Industries management. Using such information, Schroder Wertheim calculated such estimated "free cash flow" based on projected unleveraged net income (earnings before interest and after taxes; "EBIAT") adjusted for: (i) certain projected non-cash items (i.e. depreciation and amortization); (ii) projected capital expenditures; and (iii) projected changes in non-cash working capital investment. Schroder Wertheim discounted the stream of free cash flows provided in such projections back to the present using discount rates ranging from 12.0% to 16.0%. To estimate the terminal value of Energy Industries at the end of the forecast period, Schroder Wertheim applied a range of terminal multiples from 7.0x to 9.0x to the projected fiscal 2002 EBITDA and discounted such value estimates back to the present using discount rates ranging from 12.0% to 16.0%. Schroder Wertheim then summed the present values of the free cash flows and the present values of the terminal values to derive a range of implied enterprise values for Energy Industries of approximately $89.0 million to $136.8 million, after adjusting for total cash and cash equivalents.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" THE ENERGY INDUSTRIES SALE PROPOSAL.

  As discussed previously under "--Background of the Energy Industries Sale Proposal", the Board of Directors determined that the Energy Industries Sale Proposal was expedient and fair to, and in the best interests of, the Company and its stockholders. In making this determination, the following factors were considered and evaluated:

     (i) The Board's consideration that the focus of the Company's business strategy had shifted from the energy business toward the food processing business. The Board therefore elected to begin the exit of the energy business through the sale of Energy Industries and the other energy related operations discussed under "--Background of the Energy Industries Sale Proposal";

     (ii) The Board's review of presentations from, and discussions of the terms and conditions of the Energy Industries Sale Proposal with, senior executive officers of the Company and Energy Industries;

     (iii) The Board's consideration of, among other things, information with respect to the financial condition, results of operations and business of the Company and Energy Industries, on both a historical and a prospective basis;

     (iv) The fact that six other formal offers to purchase Energy Industries were received by the Company and that those offers were inferior to the Enterra offer with respect to price and other material terms; and

     (v) The Board's consideration of Schroder Wertheim's oral opinion, which was to be subsequently confirmed in writing, as to the fairness to the Company from a financial point of view, of the consideration to be received by the Company pursuant to the Enterra offer.

  The Board did not assign relative weights to the factors discussed above.

  Following the sale of Energy Industries, the Company's primary focus will be the food service industry, as described under "--Background of the Energy Industries Sale Proposal". While the Company is actively seeking acquisitions and joint venture opportunities, there can be no assurances that the Company will succeed in identifying or consummating any such opportunities or that acquisitions or joint ventures, if consummated, will be successful. In addition, while the Company currently intends to focus on the food service industry, the Company may effect acquisitions in other industries if the Board determines that it is in the interests of the Company and stockholders to do so.

TERMS OF THE ENERGY INDUSTRIES SALE

  General. The material terms and provisions of the Purchase Agreement are summarized below. However, such description does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Appendix A. Reference is made to the Purchase Agreement for the complete terms and provisions thereof as well as for other provisions that are not summarized below.

  Purchase Agreement. The Purchase Agreement provides for the sale of substantially all of the assets of Energy Industries. Under the Purchase Agreement, Enterra will also assume the following liabilities of Energy Industries (the "Assumed Liabilities"): (i) certain current liabilities of Energy Industries set forth on its May 31, 1995 balance sheet which have not been discharged prior to the closing date, (ii) certain current liabilities of Energy Industries that have arisen in the ordinary course of Energy Industries' Business, consistent with past practice, since May 31, 1995 which would be described on a balance sheet prepared in accordance with generally accepted accounting principles which have not been discharged prior to the closing date,
(iii) certain contracts, commitments and arrangements of Energy Industries, and
(iv) liabilities of Energy Industries with respect to warranty claims by customers.

  Purchase Price. At the Closing, Enterra will, subject to the terms and conditions of the Purchase Agreement, purchase from the Company all of the Assets and assume the Assumed Liabilities. The Purchase Price of $130 million is payable to the Company in immediately available funds on the Closing Date, increased or decreased, as the case may be, by the amount that the net asset value of Energy Industries on the Closing Date is greater than, or less than, as the case may be, $106,623,968, the amount of Energy Industries' net asset value, as agreed to by the parties, on May 31, 1995. Under the terms of the Purchase Agreement, within 30 days after the Closing Date, Enterra will deliver to the Company its own calculation of the net asset value of Energy Industries on the Closing Date and the Company must notify Enterra of its agreement or disagreement with such calculation. If the parties cannot resolve any disagreement on the net asset value calculation, then such calculation will be finally determined by two independent public accounting firms chosen by the Company and Enterra. Once the post-closing reconciliation of the net asset value is determined, Enterra or the Company, as the case may be, must pay to the other within three days such reconciliation amount.

  Representations and Warranties. In the Purchase Agreement, the Company makes representation and warranties regarding Energy Industries, including, without limitation, representations and warranties regarding Energy Industries' financial condition, liabilities, agreements, title to assets, litigation, environmental matters and compliance with laws and regulations. The Company considers such representations to be normal and customary in a transaction of this type. Enterra has also made certain normal and customary representations and warranties to the Company in the Purchase Agreement.

  The representations and warranties set forth in the Purchase Agreement will, subject to certain exceptions, terminate one year after the Closing Date.

  Conditions to Closing. The obligations of Enterra to consummate the Energy Industries Sale are conditioned upon the: (a) truth and correctness in all material respects of all representations and warranties of the Company made in the Purchase Agreement on the date of the Purchase Agreement and on the closing date, (b) performance in all material respects by the Company of all obligations and compliance with all covenants and conditions in the Purchase Agreement, (c) delivery of proper instruments for the transfer of the Assets, (d) receipt by Enterra of evidence of required third party consents and governmental authorizations, and (e) receipt of customary closing certificates and legal opinions.

  The obligations of the Company to consummate the Energy Industries Sale are conditioned upon the: (a) truth and correctness in all material respects of all representations and warranties of Enterra in the Purchase Agreement on the date of the Purchase Agreement and on the closing date, (b) performance in all material respects by Enterra of all obligations and compliance with all covenants and conditions in the Purchase Agreement, (c) receipt of the Purchase Price, (d) execution and delivery of instruments for the assumption of the Assumed Liabilities, and (e) receipt of customary closing certificates and legal opinions.

  The obligation of both Enterra and the Company to consummate the Energy Industries Sale are conditioned upon: (a) receipt of all required regulatory approvals, (b) no violation by the closing of the Energy Industries Sale of any order of any court or other governmental authority, and (c) receipt of approval of the Energy Industries Sale by the stockholders of the Company.

  Indemnification. The Company has agreed to indemnify Enterra and its and its affiliates after the Closing Date, from and against each claim paid, imposed or incurred by such persons: (a) resulting from any inaccuracy in any representations or warranties of the Company under the Purchase Agreement or any certificate delivered by the Company thereunder, (b) to the extent caused by a breach of any covenant in the Purchase Agreement by the Company, (c) which is a liability of the Company or Energy Industries other than an Assumed Liability,
(d) to the extent caused by any violation of any bulk sales law or other similar state laws in respect of the transactions contemplated by the Purchase Agreement, (e) with the exception of those matters governed by the following clause (f), because of, resulting from or arising out of the business, operations or assets of Energy Industries prior to the closing date (excluding any Assumed Liabilities), or (f) to the extent caused by an environmental claim or related liability which is caused by matters existing prior to the closing date, subject to reduction to the extent the liability has been exacerbated by Enterra after the closing date or to the extent Enterra failed to use reasonable efforts to mitigate such liability after the closing date, if Enterra actually knew of such liability. There is a $250,000 deductible, subject to exceptions in certain cases, and a maximum aggregate liability of $4 million for claims described in clauses (a), (b), (d), (e) and (f).

  Enterra has agreed to indemnify and hold harmless the Company and its affiliates after the Closing Date from and against each claim paid, imposed on or incurred by such persons: (a) resulting from any inaccuracy in any representation or warranty of Enterra under the Purchase Agreement or any agreement or certificate delivered by Enterra thereunder, (b) to the extent caused by a breach of any covenant in the Purchase Agreement by Enterra, (c) which is an Assumed Liability, or (d) because of, resulting from or arising out of the operation of the natural gas compression business after the closing date. There is a $250,000 deductible, subject to exceptions in certain cases, and a maximum aggregate liability of $4 million for claims described in clauses (a),
(b) and (d).

  Non-Competition Covenant by the Company. In connection with the Energy Industries Sale, the Company agreed, and the Purchase Agreement so provides, that, except for certain immaterial exceptions, for a period of three years after the closing date, the Company will not manage, operate or control, or be connected or a principal, agent, representative, consultant, investor, owner, partner, manager or joint venturer with, any business or enterprise engaged in any aspect of the natural gas compression business.

  Termination. Even if the Energy Industries Sale Proposal is approved by the Company's stockholders, the Purchase Agreement may be terminated by (a) mutual written consent of the Company and Enterra; (b) by Enterra if any of the conditions to Closing to be performed by the Company shall not have been complied with or performed at the time required for such compliance or performance; (c) by the Company if any of the conditions to Closing to be performed by Enterra shall not have been complied with or performed at the time required for such compliance or performance; (d) by Enterra or the Company if the Closing Date shall not have occurred on or before December 20, 1995 or such later date mutually agreed to by the parties; and (e) by Enterra or the Company if any court or other governmental body shall have issued an order or taken any other action prohibiting the transactions contemplated in the Purchase Agreement which has become final and nonappealable.

  In the event that no transaction is consummated with Enterra, the Company may seek opportunities to sell Energy Industries to another purchaser. To date, no significant negotiations have been conducted by the Company regarding the sale of Energy Industries with persons other than Enterra. However, the Company expects the Energy Industries Sale to close pursuant to the terms of the Purchase Agreement.

STOCKHOLDER APPROVAL

  Under Section 271 of the DGCL, stockholder approval is required for a Delaware corporation to sell all or substantially all of its assets. Because of the uncertainty regarding the precise point at which asset sales will be deemed to be substantially all of a company's assets, the Board of Directors of the Company is seeking stockholder approval of the Energy Industries Sale so as to remove any uncertainty that the transaction was properly authorized.

VOTING AGREEMENT OF MAJOR STOCKHOLDER

  In connection with the Energy Industries Sale, The Malcolm I. Glazer Trust, a stockholder of the Company which beneficially owns approximately 35.3% of the Company's outstanding Common Stock, agreed pursuant to the Glazer Letter on behalf of itself, and any affiliates of such Trust or Malcolm I. Glazer, the Chairman of the Board of the Company, that the Trust and such affiliates will vote all shares of common stock owned by them in accordance with the recommendation of the Board of Directors of the Company with respect to the approval of the Energy Industries Sale Proposal by the Company's stockholders. As noted under "--Recommendation of the Company's Board of Directors", the Board of Directors has recommended that the stockholders of the Company vote "FOR" the Energy Industries Sale Proposal.

RESOLUTIONS PROPOSED FOR ADOPTION BY STOCKHOLDERS

  Resolutions in substantially the following form will be proposed at the Special Meeting for consideration of the Company's stockholders:

     "RESOLVED, that the Asset Purchase Agreement dated as of September 20, 1995 by and among Zapata Corporation, Energy Industries, Inc., Zapata Energy Industries, L.P., Enterra Corporation and Enterra Compression Company, in substantially the form attached as Appendix A to the Proxy Statement for the Special Meeting of Stockholders, and the transactions contemplated in such agreement, are hereby approved, with such changes and additions as the Board of Directors or the officers of Zapata Corporation in their sole discretion deem necessary or appropriate, and the directors and officers of Zapata Corporation are hereby authorized in their discretion to take such steps as are in their sole judgment necessary or appropriate to effectuate such Purchase Agreement; and further

     RESOLVED, that the officers of Zapata Corporation are hereby authorized in their discretion to execute such documents in the name and on behalf of the corporation and to take other actions as are in their sole judgment necessary or appropriate to effectuate the purpose of the foregoing resolution; and further

     RESOLVED, that all acts and deeds previously performed by the officers and directors of Zapata Corporation prior to the date of this resolution that are within the authority conferred by the foregoing resolutions are hereby ratified, confirmed and approved as authorized deeds of Zapata Corporation."

  The affirmative vote of a majority of the outstanding shares of Common Stock and $2 Preference Stock entitled to vote thereon, voting together as a single class, is required to adopt the above resolutions. THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE ABOVE RESOLUTIONS.

FEES AND EXPENSES

  Each of Enterra and the Company will pay its own expenses in connection with the transactions contemplated by the Purchase Agreement.

NO RIGHTS OF APPRAISAL

  Under Section 262 of the DGCL, no holder of Common Stock or $2 Preference Stock is entitled to rights of appraisal in connection with the Energy Industries Sale. In addition, stockholders voting in favor of the Energy Industries Sale Proposal may be precluded from later seeking redress against the Company under the DGCL with respect to the Energy Industries Sale Proposal, and the Company intends to assert that a stockholder's vote for, abstention or signed proxy with no choice indicated would preclude such stockholder from seeking redress against the Company in such cases.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  This section is a summary of the material federal income tax consequences which the Company expects to result from the Energy Industries Sale. The summary is based upon the Internal Revenue Code, judicial decisions, United States Treasury Department regulations promulgated thereunder and administrative rulings of the United States Treasury Department and existing interpretations thereof, any of which could be changed at any time. No rulings have been requested from the Internal Revenue Service with respect to any consequences resulting from the Energy Industries Sale.

  The Energy Industries Sale will have no federal income tax consequences to stockholders of the Company in their capacity as stockholders. The Company believes that the total amount of taxable gain that the Company will recognize as a result of the Energy Industries Sale will be approximately $47.7 million for tax purposes. The Company estimates that the recognition of such gain will increase the Company's United States federal and state income and franchise tax liability by approximately $14.0 million.

FINANCIAL INFORMATION

  For selected financial data of the Company and unaudited pro forma consolidated financial statements showing the effect of the consummation of the Energy Industries Sale and Cimarron Sale, see "Selected Financial Data" and "Unaudited Pro Forma Consolidated Financial Statements".

ACCOUNTING TREATMENT

  The Energy Industries Sale will be subject to purchase accounting treatment.

REGULATORY APPROVALS

  The Company is not aware of any federal or state regulatory approvals that must be obtained in order to consummate the Energy Industries Sale except that the Energy Industries Sale is reportable under, and subject to the waiting period requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), by the Company and Enterra.

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. The Company and Enterra each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Energy Industries Sale on September 28, 1995. Assuming that the filings are in substantial compliance with the HSR Act, the required waiting period for the Energy Industries Sale will expire on October 28, 1995 unless extended by a request for additional information or documentary material or unless early termination of the waiting period is granted. If either the FTC or the Antitrust Division requests additional information or documents from the Company or Enterra within such initial waiting period, the applicable waiting period will be extended for an additional 20 days from the date of substantial compliance with such request. At any time before or after the consummation of the Energy Industries Sale, it is possible that the FTC or the Antitrust Division could take such action under the United States antitrust laws as such agency deems necessary or desirable in the public interest, including seeking to enjoin the Energy Industries Sale.

RELATION TO THE CIMARRON SALE PROPOSAL

  Neither the Energy Industries Sale Proposal nor the Cimarron Sale Proposal is conditioned on the other.

CERTAIN INFORMATION CONCERNING ENTERRA

  Enterra's business generally consists of oilfield services, gas compression services and pipeline services. Enterra's principal executive offices are located at 13100 Northwest Freeway, Sixth Floor, Houston, Texas 77050, telephone number (713) 462-7300.

  For a summary of the negotiations between Enterra and the Company relating to the Energy Industries Sale Proposal, see "The Energy Industries Sale Proposal--Background of the Energy Industries Sale Proposal".

BUSINESS OF ENERGY INDUSTRIES

  General. In November 1993, the Company purchased the natural gas compression business of Energy Industries. Total consideration paid for the purchase of Energy Industries' natural gas compression business and for two related noncompetition agreements was $90.2 million. The purchase price consisting of $74.5 million in cash and approximately 2.7 million shares of Common Stock valued at $15.7 million, or $5.80 per share, which approximated the average trading price of the Common Stock prior to closing of the acquisition.

  Operations. Energy Industries generally does business under the name "Energy Industries, Inc." Energy Industries is engaged in the business of renting, fabricating, selling, installing and servicing natural gas compressor packages. A natural gas compressor package consists of a compressor, a natural gas engine or electric motor, a heat exchanger, a control panel and assorted piping and tubing. Natural gas compression is used in the production, processing and delivery of natural gas. Energy Industries primarily supplies natural gas compressor packages in natural gas production and processing applications. In natural gas production applications, natural gas compression is used to increase the flow rate of gas wells with low reservoir pressures. In natural gas processing applications, natural gas compression is used in the process of separating the various hydrocarbon components of the wellhead natural gas stream. In interstate natural gas pipeline applications, natural gas compression is used to increase the pressure of natural gas from reservoir levels to interstate pipeline standards.

  Energy Industries fabricates natural gas compressor packages at its Corpus Christi, Texas fabrication facility from components which are acquired from various suppliers at market prices. Energy Industries maintains an inventory of compressor and engine components at its Corpus Christi facility to support the fabrication and repair of natural gas compressor packages.

  Including its Corpus Christi, Texas location, Energy Industries maintains eleven branch offices in Texas, Louisiana, Oklahoma, Arkansas and New Mexico. Branch office personnel negotiate natural gas compressor package rentals and sales, perform maintenance services for Energy Industries' fleet of rental compressors and other natural gas compressor packages on a contract basis and recondition Energy Industries' rental fleet packages when rental contracts expire. Energy Industries also has facilities for fabricating natural gas compressor packages at its branches in Midland and Houston, Texas and Lafayette, Louisiana, if market conditions require.

  The following table identifies major categories of Energy Industries' natural gas compression revenue for the twelve months ended September 30, 1993 and 1994 and the nine months ended June 30, 1995. Because the Company acquired Energy Industries in November 1993, the Company's consolidated financial results for its fiscal year ended September 30, 1994 include only eleven months of Energy Industries' operations. For comparative purposes, however, the fiscal 1994 revenues presented in the following table are for the twelve months ended September 30, 1994 and include Energy Industries' revenue information for an additional month when Energy Industries was not owned by the Company. The Company did not own Energy Industries in fiscal 1993 and that period is presented for comparison purposes only.


                                         TWELVE MONTHS ENDED
                          NINE MONTHS       SEPTEMBER 30,
                             ENDED       -------------------
                         JUNE 30, 1995     1994       1993
                         --------------  --------    -------
                                   (in thousands)
Compressor rentals          $12,978       $17,575    $15,256
Fabrication and sales        21,879        29,842     22,020
Parts and service            14,919        21,138     16,662
Other                         3,310         9,981      9,334
                            -------       -------    -------
  Total                     $53,086       $78,536    $63,272
                            =======       =======    =======

  Natural Gas Compressor Package Rentals. Energy Industries maintains a fleet of approximately 770 natural gas compressor packages of various capacities for rental to natural gas producers and processors. Energy Industries rents natural gas compressor packages to its customers under contracts which require monthly payments based on a fixed fee or on the volume of gas compressed. The initial fixed term of a natural gas compressor package rental is generally between one and 36 months and thereafter continues on a month-to-month basis. Customers typically continue to rent a package for a period substantially longer than the initial term of the contract. Contract compression pricing, which is based on prevailing market conditions, generally contains provisions for periodic rate adjustments to reflect market changes.

  Natural gas compressor package rental utilization is affected primarily by the number and age of producing oil and gas wells, the volume of natural gas consumed and natural gas prices. Rental rates for natural gas compressor packages are determined primarily by the demand for packages and secondarily by the size and horsepower of a natural gas compressor package. The following table compares utilizations and rental rates (on a horsepower basis) and fleet size for the Energy Industries' fleet of natural gas compressor packages at September 30, 1993 and 1994 and at June 30, 1995. The Company did not own Energy Industries prior to November 1993.

                                                         AS OF SEPTEMBER 30,
                                      AS OF          --------------------------
                                  JUNE 30, 1995        1994              1993
                                  --------------     --------          --------

FLEET UTILIZATION:
  Horsepower                           81.5%           82.6%               74.4%
MONTHLY RENTAL RATE, BASED ON:
  Horsepower                         $15.54          $16.61              $17.25
FLEET SIZE:
  Number of Units                       771             706                 681
  Horsepower                        129,467         113,786             106,175

  Utilization of compressor packages increased from 1993 to 1994 in response to generally strengthening natural gas markets, a return of producer confidence and greater emphasis being placed on the rental operations. Changes in rental rates are primarily caused by the changes in the mix between smaller and higher horsepower natural gas compressor packages in the fleet. Growth in the fleet has resulted from the acquisitions of additional compressors and the construction of new compressor packages each year, net of retirements and sales of older equipment from the rental fleet.

  Natural Gas Compressor Package Sales. In addition to operating a fleet of natural gas compressor packages for rental purposes, Energy Industries designs, fabricates and sells natural gas compressor packages designed to customer specifications. Energy Industries sells compressor packages to natural gas producers, gatherers and transmission companies which expect the long life of their associated reserves or pipeline to justify the capital cost of acquiring, rather than renting, a natural gas compressor package. Most of Energy Industries' natural gas compressor package sales are for larger, high-horsepower packages.

  Because of the relatively high capital costs associated with these units, Energy Industries provides a capital lease financing option to its customers. Under the terms of a typical capital lease, a purchaser will lease the natural gas compressor package from Energy Industries for a period of between three and four years at monthly lease rates. At the termination of the lease, the lessee has the option to purchase the natural gas compressor package for a nominal amount or return the natural gas compressor package to Energy Industries.

  The following table compares Energy Industries' natural gas compressor package sales and cost of sales for the twelve months ended September 30, 1993 and 1994 and the nine months ended June 30, 1995. Because the Company acquired Energy Industries in November 1993, the Company's consolidated financial results for its fiscal year ended September 30, 1994 include only eleven months of Energy Industries' operations. For comparative purposes, however, the fiscal 1994 sales and cost of sales presented in the following table are for the twelve months ended September 30, 1994 and include Energy Industries' sales and cost of sales information for an additional month when Energy Industries was not owned by the Company. The Company did not own Energy Industries prior to November 1993.


                                                  TWELVE MONTHS ENDED
                             NINE MONTHS             SEPTEMBER 30,
                                ENDED           ------------------------
                            JUNE 30, 1995          1994          1993
                            --------------      ----------    ----------
                                  (IN THOUSANDS, EXCEPT % AMOUNTS)

Compressor package sales          $21,879         $29,842       $22,020
Cost of sales                      18,149          24,596        16,867
                                  -------         -------       -------
Gross margin                      $ 3,730         $ 5,246       $ 5,153
                                  =======         =======       =======
Gross margin/percentage              17.0%           17.6%         23.4%
                                  =======         =======       =======

  Parts and Service. Energy Industries provides on-site maintenance services to its rental and sales customers and to users of other natural gas compressor packages. Maintenance services provided by Energy Industries includes regular monitoring of compressor package operations and performance of a standardized, routine maintenance program for equipment in the field. Energy Industries sells compressor parts and engines in connection with maintenance service operations. Each branch location and each field technician maintains a small inventory of commonly used natural gas compressor package parts to support routine repairs to natural gas compressor packages covered under maintenance contracts.

  Natural Gas Compression Markets. Energy Industries conducts the majority of its operations in established natural gas producing regions of the United States, located in Texas, Louisiana, Arkansas, Oklahoma, New Mexico and offshore in the Gulf of Mexico. Its customers include natural gas companies and pipelines which are involved in the production, processing and transmission of natural gas.

  A substantial majority of the demand for natural gas compression (on a horsepower basis) is met through the use of natural gas compressor packages owned by the companies that use them. Energy Industries competes with other fabricators of natural gas compressors for sales in this market. The demand for newly constructed natural gas compressor packages is a function of growth in the consumption of natural gas and the age of producing wells. Natural gas compression is required to maintain production rates and to maximize recoverable reserves as natural gas reservoirs age and field pressure declines.

  The remaining demand for natural gas compression is met through rental of natural gas compressor packages. In addition to well age and natural gas consumption, a structural shift in U.S. oil and gas operations has affected demand for natural gas compression package rentals. Many of the major oil companies have directed their focus toward international operations and away from domestic natural gas reserves. Accordingly, these companies recently have been selling their domestic natural gas reserves and minimizing staff in domestic operations. As a result, demand for rental packages of natural gas compressors is expected to increase as buyers of natural gass reserves or producers with reduced staffs are less likely to own and operate natural gas compressor packages and more likely to rent natural gas compressor packages to meet their natural gas compression needs.

  International Operations. While most of Energy Industries' operations are domestic, Energy Industries sells natural gas compressor packages and parts in Canada through ENSERV, Inc. ("Enserv") and outside the U.S. and Canada through Atlas Copco Airpower, N.V. ("Atlas Copco"). The following table compares domestic and international sales for the twelve months ended December 31, 1993 and 1994 and the nine months ended June 30, 1995. Because the Company acquired Energy Industies in November 1993, the Company's consolidated financial results for its fiscal year ended September 30, 1994 include only eleven months of Energy Industries' operations. For comparative purposes, however, the fiscal 1994 sales presented in the following table are for the twelve months ended September 30, 1994 and include Energy Industries' sales information for an additional month when Energy Industries was not owned by the Company. The Company did not own Energy Industries prior to November 1993.


                                                 TWELVE MONTHS ENDED
                            NINE MONTHS             SEPTEMBER 30,
                               ENDED         --------------------------
                           JUNE 30, 1995        1994            1993
                           --------------    ----------     -----------
                                 (IN THOUSANDS, EXCEPT % AMOUNTS)
CUSTOMER PACKAGE SALES:
Domestic                       $18,277         $21,397         $16,727
International                    3,602           8,445           5,293
                               -------         -------         -------
Total                          $21,879         $29,842         $22,020
                               =======         =======         =======
PERCENT OF TOTAL SALES:
Domestic                          83.5%            71.7%          76.0%
International                     16.5%            28.3%          24.0%

  Energy Industries has entered into an agreement whereby it is an exclusive supplier of gas compressor packages and parts to Enserv in Canada. This agreement runs through October 1996.

  Additionally, Energy Industries has entered into a marketing agreement with Atlas Copco, headquartered in Belgium, for package sales outside North America. As compensation for use of its worldwide marketing and distribution network, Atlas Copco receives a commission on all such international sales of Energy Industries' equipment. This agreement runs through 1998 and is subject to automatic annual renewal unless notice is given of a party's desire to terminate the relationship.

  Competition. The principal competitive factors in natural gas compression markets are price, service, availability and delivery time. Energy Industries operates in a highly competitive environment and competes with a large number of companies, some of which are larger and have greater resources than Energy Industries.

  Facilities and Real Estate. Energy Industries owns facilities and related real estate in Houston, Midland and Corpus Christi, Texas, Oklahoma City, Oklahoma and Lafayette, Louisiana. The main fabrication facility is in Corpus Christi, Texas, and the other properties are currently being used for branch offices. Other branch facilities are leased from third parties.

                                 PROPOSAL NO. 2

                           THE CIMARRON SALE PROPOSAL

BACKGROUND OF THE CIMARRON SALE PROPOSAL

  As set forth in "The Energy Industries Sale Proposal--Background of the Energy Industries Sale Proposal," the Company's strategic plan calls for the Company's exit from the energy business and the repositioning of the Company in the food services business. In addition to the Energy Industries Sale Proposal, the Cimarron Sale Proposal is an important component of that strategic plan.

  Schroder Wertheim was engaged by the Company to assist the Company in identifying and evaluating potential candidates for a purchase of Cimarron. In connection with this engagement, Schroder Wertheim will be requested by the Company to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company in connection with the Cimarron Sale. The Company has agreed to pay Schroder Wertheim a fee equal to 1% of the aggregate consideration for the Cimarron Sale up to $25 million, and 1.5% of the aggregate consideration above $25 million, upon the closing of the Cimarron Sale and has also agreed to reimburse Schroder Wertheim for reasonable expenses and to indemnify Schroder Wertheim against certain liabilities, including liabilities under the federal securities laws.

  In connection with the Cimarron Sale, Schroder Wertheim initiated contact with more than 80 potential purchasers. Those potential purchasers were selected on the basis of their potential strategic interest in Cimarron and their desire to add natural gas gathering, processing, marketing and trading operations to their existing operations or energy investment portfolios. As a result of such contacts, more than 60 of the prospective purchasers signed confidentiality agreements and received confidential information regarding Cimarron. The confidential information sent to the prospective purchasers included a confidential memorandum which provided a description of Cimarron's operations and a summary of its historical financial performance and management projections of future financial and operating results. Selected potential buyers recently completed detailed due diligence and a deadline has been established for the submission of binding acquisition proposals to Schroder Wertheim.

  The stockholders are being requested to approve the Cimarron Sale Proposal on such terms and conditions and for such consideration as the Board of Directors may in its discretion determine to be expedient and fair to, and in the best interests of, the Company and its stockholders. Such consideration may include cash, property or the securities of another entity. If such approval is granted, no further approval of the Company's stockholders would be sought at the time the Cimarron Sale is finally consummated.

  The Cimarron Sale, together with the Energy Industries Sale, is a major step in the Company's transition from an energy company to a food services company. The Company intends to use the net proceeds from the Cimarron Sale for general corporate purposes, which may include repayment of debt, and for future acquisitions or joint ventures which are expected to be in the food services industry. There can be no assurance, however, that the Cimarron Sale will result in an improvement in the Company's results of operations or financial condition.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE CIMARRON SALE PROPOSAL.

  On September 20, 1995, the Board of Directors adopted a resolution that would permit the Company, subject to approval by the Company's stockholders, to sell its natural gas gathering, processing, marketing and trading business conducted by Cimarron on such terms and conditions and for such consideration as the Board of Directors determines to be expedient and fair to, and in the best interests of, the Company and its stockholders. All Board members except one were present at the meeting and the vote to approve the Cimarron Sale Proposal at that meeting was unanimous. Approval of the Cimarron Sale Proposal by the stockholders of the Company at this time is being sought to give the Company the flexibility of selling the stock or assets of Cimarron without the requirement of seeking any further stockholder approval because, depending upon the revenues, earnings and assets of the Company at the time of the consummation of the Cimarron Sale, the Cimarron assets might be deemed under Delaware law to constitute all or substantially all of the Company's assets. The Company believes that seeking any additional stockholder approval at a later time would be time-consuming and costly and would reduce the Company's flexibility in negotiating and closing the sale of Cimarron in a timely manner.

  In determining the value of Cimarron in contemplation of the Cimarron Sale, the Board of Directors intends to rely on, among other things, best estimates of management of the Company as to the value of Cimarron; the advice of financial advisors and a fairness opinion of Schroder Wertheim or another independent investment banking firm.

  The proposed Cimarron Sale will not involve a "going private" transaction or sale to affiliates or insiders of the Company.

RESOLUTIONS PROPOSED FOR ADOPTION BY STOCKHOLDERS

  Resolutions in substantially the following form will be proposed at the Special Meeting for consideration of the Company's stockholders:

     "RESOLVED, that the sale of the stock or assets of Cimarron Gas Holding Company and its subsidiaries is hereby approved on such terms and conditions and for such consideration as shall be determined by the Board of Directors of the Company to be expedient and fair to, and in the best interests of, the Company and the stockholders of the Company; and further

     RESOLVED, that the appropriate officers of Zapata Corporation are hereby authorized in their discretion to execute such documents in the name and on behalf of the corporation and to take other actions as are in their sole judgment necessary or appropriate to effectuate the purpose of the foregoing resolution; and further

     RESOLVED, that all acts and deeds previously performed by the officers and directors of Zapata Corporation prior to the date of this resolution that are within the authority conferred by the foregoing resolutions are hereby ratified, confirmed and approved as authorized deeds of Zapata Corporation."

  The affirmative vote of a majority of the outstanding shares of Common Stock and $2 Preference Stock entitled to vote thereon, voting together as a single class, is required to adopt the above resolutions. THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE RESOLUTIONS.

STOCKHOLDER APPROVAL

  Under Section 271 of the DGCL, stockholder approval is required for a Delaware corporation to sell all or substantially all of its assets. Because of uncertainty regarding the precise point at which assets sales will be deemed to be all or substantially all of a company's assets, the Board of Directors of the Company is seeking stockholder approval for the Cimarron Sale so as to remove any uncertainty that the transaction was properly authorized.

NO RIGHTS OF APPRAISAL

  Under Section 262 of the DGCL, no holder of Common Stock or $2 Preference Stock is entitled to rights of appraisal in connection with the Cimarron Sale. In addition, stockholders voting in favor of the Cimarron Sale Proposal may be precluded from later seeking redress against the Company under the DGCL with respect to the Cimarron Sale Proposal, and the Company intends to assert that a stockholder's vote for, abstention or signed proxy with no choice indicated would preclude such stockholder from seeking redress against the Company in such cases.

FINANCIAL INFORMATION

  For selected financial data of the Company and unaudited pro forma consolidated financial statements showing the effect of the consummation of the Cimarron Sale and the Energy Industries Sale, see "Selected Financial Data" and "Unaudited Pro Forma Consolidated Financial Statements".

RELATION TO THE ENERGY INDUSTRIES SALE PROPOSAL

  Neither the Cimarron Sale Proposal nor the Energy Industries Sale Proposal is conditioned on the other.

BUSINESS OF CIMARRON

  General. The Company purchased the stock of Cimarron in November 1992 for $3.8 million, consisting of $2.5 million in cash and shares of Common Stock then valued at $1.3 million. In September 1993, Cimarron acquired the interests of Stellar Energy Corporation and three affiliated companies (collectively, "Stellar") for $16.4 million, consisting of $6.3 million in cash, the redemption of $3.7 million of notes payable to former Stellar stockholders and assumption of $6.4 million of indebtedness of Stellar. The Cimarron Sale Proposal includes the sale of all of the above assets.

  Operations. Cimarron is engaged in two major categories of business activities: the gathering and processing of natural gas and its constituent products and the marketing and trading of natural gas liquids ("NGL"). The following table shows revenues and operating results for the two major categories of business activities for fiscal years 1993 and 1994 and the nine months ended June 30, 1995 (in thousands):



                                         Revenues                            Operating Income (Loss)
                             ----------------------------------       -------------------------------------
                              Nine Months   Twelve Months Ended       Nine Months       Twelve Months Ended
                                 Ended         September 30,             Ended             September 30,
                               June 30,     -------------------        June 30,         -------------------
                                 1995         1994       1995            1995            1994        1995
                             -------------  --------   --------       -----------       -------   ---------
Gathering and Processing....    $14,010     $ 22,867   $ 11,671          $ 357          $   718    $   427
NGL Marketing...............     43,819      133,274    174,620             63              703      1,345
Selling and Administrative..                                              (902)          (2,484)    (2,324)
                                -------     --------   --------          -----          -------    -------
  Total.....................    $57,829     $156,141   $186,291          $(482)         $(1,063)   $  (552)
                                =======     ========   ========          =====          =======    =======

  Gathering and Processing. Cimarron owns and operates approximately 487 miles of natural gas gathering systems in West Texas and Oklahoma and a gas processing plant in Sutton County, Texas. The systems gather approximately 50 million cubic feet ("MMcf") of natural gas per day and the Sutton plant is capable of processing 25 MMcf of natural gas per day following the expansion of the plant's capacity in 1994. Cimarron's other gathering and processing activities consist of ownership interests in two natural gas gathering systems, one in Smith County, Texas, and one in Texas and Beaver Counties, Oklahoma, and ownership interests in related gas processing plants. The gathering system in Smith County includes eight miles of eight-inch gathering lines with capacity of about 30 MMcf per day. Five wells owned by others are currently connected to the system. The related skid-mounted cryogenic gas processing plant, which began operations in August 1992, has a throughput capacity of approximately 23 MMcf per day. The gathering system in Oklahoma includes approximately 170 miles of 4-inch to 10-inch gathering lines with capacity of about 25 MMcf per day. That system is connected to 34 wells owned by third parties. The related turboexpanded plant, with a throughput capacity of approximately 14 MMcf per day, began operations in 1979.

  A comparison of average daily volumes of gas, measured in thousandths of cubic feet, gathered and processed during the nine months ended June 30, 1995 and fiscal 1994 and 1993 is shown below.

                      Nine Months           Twelve Months
                         Ended           Ended September 30,
                       June 30,          -------------------
                         1995              1994       1993
                         ----            --------   --------
Gathering............   53,500            45,500     14,382
Processing...........   26,600            22,200     10,063

  Marketing and Trading. Cimarron provides marketing services to natural gas liquids processing plant owners and operators. The services include transportation, fractionation, distribution, accounting, price forecasting and sales of natural gas liquids for the account of such owners and operators. Cimarron also actively markets natural liquids for its own account, with volumes of approximately 28,000 barrels per day of natural gas liquids in the Midwest and Gulf Coast markets.

  Successful results from Cimarron's marketing activities are dependent upon the ability of Cimarron's marketers to perform an intermediary service for sellers and buyers of natural gas liquids without exposing the Company to undue financial risks through unanticipated price changes. Other marketing services are carried out on a contract basis, with little financial risk to the Company.

  Cimarron maintains a fleet of leased and owned rail cars which transport feed stock (butane, isobutane, gasoline, MTBE and various aromatic mixtures) to refineries and petrochemical plants. Cimarron supplies wholesale propane in truckload quantities to propane retailers and wholesalers.

  Competition. Cimarron's Smith County gathering system and processing plant, which are operated by Cimarron's joint venture partner, face competition for new well additions and additional gas processing from one nearby competing system. The gathering system and processing plant in Oklahoma (discussed below), which are operated by Cimarron, face competition for new well additions and additional gas processing from several nearby competing systems.

  Cimarron's marketing activities face significant competition. Cimarron's competitors in its marketing efforts include other oil and gas production companies, major interstate pipelines and their marketing affiliates, and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major oil and gas production companies, have financial and other resources substantially in excess of those available to Cimarron. Cimarron's marketing activities are also affected by the actions of governmental regulatory authorities such as the Federal Energy Regulatory Commission ("FERC"). Cimarron is not, however, directly subject to regulation by the FERC. It is impossible to predict how future regulatory actions will impact Cimarron's marketing activities.

                            SELECTED FINANCIAL DATA

  The following table sets forth certain selected financial information for the periods presented and should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's Form 10-K for the fiscal year ended September 30, 1994. The selected financial information contained herein has been restated to reflect the Company's marine protein operations as a continued operation as a result of the Company's decision to retain these operations. The Company's Form 10-K for the fiscal year ended September 30, 1994 reflected the marine protein operations as a discontinued operation. In connection with a restructuring consummated in 1990 and effective as of October 1, 1990, the Company implemented, for accounting purposes, a "quasi-reorganization," an elective accounting procedure that permits a company which has emerged from financial difficulty to restate its accounts and establish a fresh start in an accounting sense. The Company's financial statements were restated in 1990 to reflect the Company's offshore drilling operations as a discontinued operation.


                                NINE MONTHS                         FISCAL YEAR ENDED SEPTEMBER 30,
                                   ENDED             ----------------------------------------------------------
                               JUNE 30, 1995          1994          1993        1992          1991        1990
                             -----------------       ------        ------      ------        ------      ------
                                                   (IN THOUSANDS, UNAUDITED, EXCEPT PER SHARE AMOUNTS)
                                                                                                       BEFORE QUASI-
                                                                AFTER QUASI-REORGANIZATION             REORGANIZATION
                                                     ----------------------------------------------    --------------
INCOME STATEMENT DATA:
 Revenues                        $126,622         $ 337,826 (2)    $265,045(2)  $106,413    $93,410        $ 91,781
 Operating income (loss)          (11,502)(1)       (24,700)(3)       3,006       10,901      3,063          (8,111)
 Income (loss) from
  continuing operations            (5,223)              578 (4)       9,373(5)     2,431      2,087         (34,383)
 Per common share income
  (loss) from continuing
  operations                       (0.17)              0.01            0.07         0.02       0.01           (1.09)
 Cash dividends paid                 ---              1,566           2,933         ----       ----            ----
 Common Stock dividends
  declared, per share                ---               0.07            ----         ----       ----            ----

CASH FLOW DATA:
 Capital expenditures              6,844             28,251           4,569       11,595      8,730           5,341

_________________________________
(1) Includes a $12.6 million provision for asset impairment of the Company's marine protein assets,
(2) Includes $156.1 million and $186.3 million revenues in 1994 and 1993, respectively, from Cimarron, which was acquired during the first quarter of fiscal 1993. (After $157.2 million and $186.8 million in expenses in 1994 and 1993, respectively, Cimarron incurred operating losses of $1.1 million and $552,000 in 1994 and 1993, respectively.)
(3) Includes a $29.2 million oil and gas valuation provision.
(4) Includes a $37.5 million pretax gain from the sale of 4.1 million shares of common stock of Tidewater Inc. and expenses of $7.4 million related to the prepayment of indebtedness due to Norex America, Inc.
(5) Includes a $32.9 million pretax gain from the sale of 3.5 million shares of Tidewater Inc. common stock, a $6.4 million prepayment penalty in connection with a senior debt refinancing and a $5.7 million pretax loss resulting from the disposition of the Company's investment in Arethusa (Offshore) Limited.



                              NINE MONTHS         FISCAL YEAR ENDED SEPTEMBER 30,
                                 ENDED      -------------------------------------------       OCT. 1,   SEPT. 30,
                             JUNE 30, 1995   1994        1993        1992         1991         1990       1990
                             -------------  ------      ------      ------       ------       -------   ---------
                                               (UNAUDITED, IN THOUSANDS)
                                                                                                        BEFORE QUASI-
                                                     AFTER QUASI-REORGANIZATION                         REORGANIZATION
                                            ---------------------------------------------------------   --------------
BALANCE SHEET DATA:
 Working capital               $100,614     $  60,584    $119,077(6) $ 30,281   $ 48,054      $ 60,217     $(389,673)
 Property and                    64,401       130,217     100,237      97,768    101,156       107,259       120,469
   equipment, net
 Net assets of                   79,639          ----        ----        ----       ----       290,300       290,300
   discontinued
   operations
 Total assets                   233,114       291,439     345,117     304,339    318,021       580,830       615,380
 Current maturities of            8,437         3,009       2,714      19,652     10,671       200,909(7)    639,544
   long-term debt
 Long-term debt                  34,385        69,078     139,646     120,298    139,951       147,513         9,759
 Stockholders' equity           143,151       154,942     146,264     124,880    122,853       112,525      (174,557)

_________________________________
(6) Includes $75.1 million of restricted cash primarily generated from the sale of Tidewater Inc. common stock in June 1993 which was subsequently used to fund the cash portion of the purchase price of the acquisition of Energy Industries.
(7) Includes indebtedness of $173.0 million due to senior creditors, $26.9 million due to the holders of subordinated debentures classified as debt and related restructuring liabilities and $985,000 of current maturities of long-term debt.

                        UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

The following unaudited pro forma condensed financial statements reflect the financial position of the Company as of June 30, 1995 and the results of its operations for the fiscal year ended September 30, 1994 and the nine months ended June 30, 1995, both historically and on a pro forma basis, giving effect to the Energy Industries Sale and the Cimarron Sale as if they had been consummated as of June 30, 1995, in the case of the balance sheet, and October 1, 1993, in the case of the income statements. These unaudited pro forma condensed financial statements should be read in conjunction with the historical consolidated financial statements of the Company and related notes and "Management's Discussion and Analysis of Results of Operations and Financial Conditions" contained in the Company's Annual Report on Form 10-K for the year
ended September 30, 1994.   The historical income statement presented below has
been restated to reflect the Company's marine protein operations as a continued operation as a result of the Company's decision to retain these operations. The Company's Form 10-K for the fiscal year ended September 30, 1994 reflected the marine protein operation as a discontinued operation. The unaudited pro forma condensed financial statements set forth below are not necessarily indicative of what the actual results of operations would have been had these events occurred as of the dates indicated.

The unaudited pro forma condensed consolidated financial statements are intended to present information regarding the Company's results of operations and financial position for purposes of separately evaluating the impact of each of the Energy Industries Sale and the Cimarron Sale. However, because the Energy Industries Sale and the Cimarron Sale are not contingent upon one another, it is possible that one or both of such sales would not be consummated. The Company contemplates that such sales will not be consummated at the same time.



               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1994
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                                    PRO FORMA
                                                                   ADJUSTMENTS
                                                         -------------------------------
                                                               ENERGY
                                            RESTATED         INDUSTRIES       CIMARRON
                                          HISTORICAL(1)        SALE(2)          SALE        AS ADJUSTED
                                          -------------      ----------      -----------    ------------
Revenues                                      $337,826          $ 72,522     $  156,141      $109,163
Operating income (loss)                        (24,700)            7,970         (1,063)      (31,607)
Income (loss) from continuing operations           578           2,907(3)     (1,472)(3)         (857)
Per common share income (loss) from               0.01              0.09          (0.05)        (0.05)
  continuing operations
Common stock dividends declared,                  0.07              ----           ----          0.07
  per share

__________________________
(1) The historical income statement has been restated to reflect the Company's marine protein operations as a continued operation as a result of the Company's decision to retain these operations. The Company's Form 10-K for the fiscal year ended September 30, 1994 reflected the marine protein operation as a discontinued operation.
(2) The Company's consolidated financial results for its fiscal year ended September 30, 1994 include only eleven months of Energy Industries' operations because the Company acquired Energy Industries in November 1993.
(3) The pro forma adjustments include allocations of interest expense on general corporate debt of $3.4 million to Energy Industries and $932,000 to Cimarron.

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                    FOR THE NINE MONTHS ENDED JUNE 30, 1995
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                            PRO FORMA ADJUSTMENTS
                                                         ----------------------------
                                                             ENERGY
                                            RESTATED       INDUSTRIES      CIMARRON
                                          HISTORICAL(1)       SALE           SALE      AS ADJUSTED
                                          -------------  --------------  ------------  ------------
Revenues                                      $179,708       $53,086      $57,829         $ 68,793
Operating income (loss)                         (6,701)        4,801         (482)         (11,020)
Income (loss) from continuing operations        (3,463)        1,760(2)      (635)(2)       (4,588)
Per common share income (loss) from              (0.11)         0.06        (0.02)           (0.15)
  continuing operations
Common stock dividends declared,                  ----          ----         ----             ----
  per share

_______________________________
(1) The Company's historical results of operations for the nine months ended June 30, 1995 have been restated to reflect Energy Industries in continuing operations for the period.
(2) The pro forma adjustments include allocations of interest expense on general corporate debt of $1.2 million to Energy Industries and $370,000 to Cimarron.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                              AS OF JUNE 30, 1995
                 (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                      PRO FORMA ADJUSTMENTS
                                              -----------------------------------
                                                      ENERGY
                                  HISTORICAL        INDUSTRIES         CIMARRON
                                     (1)              SALE(2)           SALE(3)    AS ADJUSTED
                                  ----------  ----------------------  -----------  -----------
Current Assets
    Cash                            $  4,158            $131,616        $ 21,398      $112,395
                                                          (2,227)           (750)
                                                         (26,800)
                                                         (14,000)
                                                          (1,000)
    Other current assets              89,628             (34,371)         (7,485)       47,772
                                    --------            --------        --------      --------
    Total current assets              93,786              53,218          13,163       160,167
Investments and other assets          51,902              (7,817)         (6,769)       32,050
                                                         (20,016)            750
                                                          14,000
Property and equipment, net          123,898             (59,497)        (16,940)       47,461
                                    --------            --------        --------      --------
    Total assets                    $269,586            $(20,112)       $ (9,796)     $239,678
                                    ========            ========        ========      ========
Current Liabilities
    Current maturities of long
      -term debt                    $  8,866            $   (429)       $ (1,987)     $  6,450
    Other current liabilities         36,256              (6,637)         (7,809)       21,810
                                    --------            --------        --------      --------
    Total current liabilities         45,122              (7,066)         (9,796)       28,260
Long-term debt                        61,948             (27,563)                       34,385
Other liabilities                     19,365                                            19,365
Stockholders equity                  143,151              14,517                       157,668
                                    --------            --------        --------      --------
    Total liabilities and stock-
      holders' equity               $269,586            $(20,112)       $ (9,796)     $239,678
                                    ========            ========        ========      ========
Book value per share                $   4.84            $   0.49        $      0      $   5.33

  The following notes set forth the explanations and assumptions used in preparing the unaudited pro forma condensed balance sheet as of June 30, 1995 (amounts in thousands).

(1) The Company's historical balance sheet at June 30, 1995 has been restated to reflect Energy Industries as a continuing operation.
(2) To record the sale of Energy Industries, which resulted in net proceeds to the Company of $89,816, comprised of gross proceeds of $131,616 (purchase price of $130,000 plus a net asset value adjustment as of June 30, 1995 of $1,616) less: $26,800 repayment of debt, $14,000 in estimated federal and state income taxes and $1,000 in estimated commissions and fees. As of June 30, 1995, the after-tax book gain was estimated to have been $14,517.
(3) To record the sale of Cimarron. Because the sale price has not been determined, the pro forma adjustments assume that the sale price will approximate the recorded net book value of Cimarron of $22,159 as of June 30, 1995.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

Set forth below is certain information with respect to beneficial ownership of the Company's voting securities as of June 20, 1995 by each director, certain executive officers, by the directors and executive officers of the Company as a group and the holders of the Company's voting securities known to the Company on June 20, 1995 to own beneficially 5% or more of any class of the Company's voting securities. For the purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of securities, regardless of any economic interest therein. Stockholders whose addresses are not listed below have the Company's address at 1717 St. James Place, Suite 550, Houston, Texas 77056.

                                                                  SHARES OWNED         PERCENT
TITLE OF CLASS OF SECURITY      NAME AND ADDRESS                 BENEFICIALLY/1/      OF CLASS
---------------------------  ----------------------              ---------------      ---------
Common Stock                 The Malcolm I. Glazer                10,409,717/2/           35.3%
                             Trust and Malcolm I. Glazer
                               1482 South Ocean Boulevard
                               Palm Beach, Florida 33480
                             Peter M. Holt                         2,817,622/3/            9.6%
                               c/o Holt Company of Texas
                               S.W.W. White at Holt Avenue
                               San Antonio, Texas 78222
                             Avram A. Glazer                          14,333                 *
                             R.C. Lassiter                            78,477                 *
                             Robert V. Leffler, Jr.                        0                 *
                             W. George Loar                                0                 *
                             Robert W. Jackson                       350,436/4/              *
                             Joseph B. Mokry                               0                 *
                             Lamar C. McIntyre                        42,026                 *
                             Joseph L. von Rosenberg, III             14,333                 *
                             Directors and executive officers
                             as a group (10 persons)              13,726,944              46.5%
$2 Preference Stock          Larry A. Reiten                             150                5.7%
                             Route 1, Box 297
                             Bayfield, Wisconsin 54814-9701

_____________________________
  /1/ Except as otherwise noted, individuals listed in the table have sole voting and investment power with respect to the indicated shares. Investment power with respect to certain shares held by certain officers of the Company under the Profit Sharing Plan is limited; such shares amount to less than 1% of the total number of shares of Common Stock held by all officers and directors as a group. Included in the amounts indicated are shares subject to stock options exercisable within 60 days of September 27, 1995. Such number of shares are 42,000 for Mr. McIntyre, 14,333 for each of Messrs. A. Glazer, M. Glazer and von Rosenberg, and 6,666 for Mr. Holt; and 91,665 shares for the directors and executive officers as a group.

  /2/ Based on information contained in a Schedule 13D, which was filed with the Commission by The Malcolm I. Glazer Trust and Mr. Glazer. The Schedule 13D states that Mr. Glazer contributed all of his shares of Common Stock to such trust and that, as trustee and beneficiary of such trust, Mr. Glazer is a beneficial owner of the shares of Common Stock held by such trust. The amount in the table also includes 14,333 shares of Common Stock which Mr. Glazer has the right to acquire within 60 days through the exercise of stock options.

  /3/ Based on (i) information contained in a Schedule 13D, which was filed with the Commission by Mr. Holt and (ii) additional information provided to the Company by Mr. Holt. The Schedule 13D and the additional information indicates ownership as follows: 1,021,967 shares held by Mr. Holt, individually; 115,960 shares held by the Peter M. Holt Grantor Trust; 28,032 shares held by the Hawn-Holt Trust; 220,478 shares held by the S Stock GST Trust for Peter M. Holt; 55,478 shares held by the S Stock GST Trust for Benjamin D. Holt III; 120,478 shares held by the S Stock GST Trust for Anne Holt; 207,581 shares held by the Holt Corporate Stock Marital Trust--1985; 200,885 shares held by the Holt Corporate Stock Life Trust--1985 and 840,097 shares held by Benjamin D. Holt, Jr. Mr. Holt disclaims beneficial ownership as to all of the shares held by the S Stock GST Trust for Benjamin D. Holt III and the S Stock GST Trust for Anne Holt. The amount in the table also includes 6,666 shares of Common Stock, which Mr. Holt has the right to acquire within 60 days through the exercise of nonqualified stock options.

  /4/  All such shares are owned by the Robert W. Jackson Trust.

                         MARKET PRICES OF COMMON STOCK

  The Common Stock is listed on the New York Stock Exchange (the "NYSE"). On June 29, 1995, the day prior to the first public announcement by the Company of the proposed Energy Industries Sale, the closing sales price of Common Stock on the NYSE was approximately $2.625 per share, and the high and low prices of the Common Stock for such day were approximately $2.875 per share and $2.625 per share, respectively.

                            INDEPENDENT ACCOUNTANTS

  Representatives of Coopers & Lybrand, L.L.P., the Company's independent accountants, will be present at the Special Meeting with the opportunity to make a statement if they desire and to respond to appropriate questions of stockholders.

                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other matter before the Special Meeting and is not informed of any other business which others may bring before the meeting. However, if any other matters should properly come before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote on such matters as they, in their discretion, may determine.

  Stockholders are entitled to submit proposals in a timely manner for inclusion in the Company's proxy statement and the form of proxy at an annual meeting of stockholders on matters appropriate for stockholder action consistent with the regulations of the Securities and Exchange Commission. As noted in the Company's proxy statement relating to the 1995 Annual Meeting of Stockholders, in order to be so included for the 1996 Annual Meeting, stockholder proposals must be received by the Company not later than January 15, 1996 and otherwise comply with the requirements applicable thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by the Company (File No. 1-4219) with the Securities and Exchange Commission are incorporated herein by reference:

  (1) The Company's Annual Report on Form 10-K for the year ended September 30, 1994;

  (2) The Company's Annual Report on Form 10-K/A for the year ended September 30, 1994;

  (3) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994;

  (4) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995;

  (5) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;

  (6) The Company's Current Report on Form 8-K reporting event of March 1, 1995;

  (7) The Company's Current Report on Form 8-K reporting event of March 31,
     1995;

  (8) The Company's Current Report on Form 8-K reporting event of April 13, 1995; and

  (9) The Company's Current Report on Form 8-K reporting event of May 30, 1995.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting to which this Proxy Statement relates are deemed to be incorporated herein by reference, and shall be deemed a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Proxy Statement, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

  THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF ANY AND ALL INFORMATION INCORPORATED BY REFERENCE HEREIN, EXCLUDING THE EXHIBITS THERETO, TO INTERESTED SECURITY HOLDERS WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN OR ORAL REQUEST AND BY FIRST CLASS MAIL OR OTHER PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN SUCH REPORTS UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S COST OF FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO MR. JOSEPH L. VON ROSENBERG, III, CORPORATE SECRETARY, ZAPATA CORPORATION, 1717 ST. JAMES PLACE, SUITE 550, HOUSTON, TEXAS 77056, TELEPHONE NO. (713) 940-6100.



                              By Order of the Board of Directors,



                              JOSEPH L. von ROSENBERG, III
                              Vice President, General Counsel
                              and Corporate Secretary


Houston, Texas
October ____, 1995

         PRELIMINARY COPY -- CONFIDENTIAL, FOR THE INFORMATION OF THE
                   SECURITIES AND EXCHANGE COMMISSION ONLY.


                              FRONT SIDE OF PROXY

                              ZAPATA CORPORATION

                       THIS PROXY IS SOLICITED ON BEHALF
                   OF THE BOARD OF DIRECTORS OF THE COMPANY

  The undersigned, hereby revoking all prior proxies, hereby appoints Messrs. Malcolm I. Glazer, Avram A. Glazer and Joseph L. von Rosenberg, III, and each of them, as proxies and attorneys-in-fact of the undersigned, with full and several power of substitution, to represent and to vote all the shares of Common Stock or $2 Noncumulative Convertible Preference Stock of ZAPATA CORPORATION (the "Company"), standing in the name of the undersigned and with respect to which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company to be held on November ___, 1995 (the "Special Meeting"), and at any adjournment(s) or postponement(s) thereof, with respect to the following proposals:

1. To approve and authorize the sale of the Company's natural gas compression business conducted by its wholly owned subsidiaries, Energy Industries, Inc. and Zapata Energy Industries, L.P., to Enterra Corporation and Enterra Compression Company, all as more particularly described in the Proxy Statement relating to the Special Meeting (the "Energy Industries Sale Proposal").

  For   / /    Against   / /  Abstain   / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ENERGY INDUSTRIES SALE PROPOSAL.

2. To approve and authorize the sale of the Company's natural gas marketing, trading, gathering and processing business conducted by its wholly owned subsidiary, Cimarron Gas Holding Company and its subsidiaries, all as more particularly described in the Proxy Statement relating to the Special Meeting (the "Cimarron Sale Proposal").

  For   / /    Against   / /  Abstain   / /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE CIMARRON SALE PROPOSAL.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof, all as more particularly described in the Proxy Statement relating to the Special Meeting.

            (CONTINUED AND TO BE DATED AND SIGNED ON THE OTHER SIDE)

                               BACK SIDE OF PROXY

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATIONS ON THE REVERSE SIDE. IN THE ABSENCE OF SUCH INDICATIONS, THIS PROXY WILL BE VOTED FOR THE ENERGY INDUSTRIES SALE PROPOSAL AND FOR THE CIMARRON SALE PROPOSAL, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BEFORE THE SPECIAL MEETING.

  THE UNDERSIGNED ACKNOWLEDGE(S) RECEIPT OF THE NOTICE OF THE AFORESAID SPECIAL MEETING AND THE PROXY STATEMENT ACCOMPANYING THE SAME, EACH DATED OCTOBER ___, 1995.



                         -----------------------------------------
                         PRINTED NAME


                         -----------------------------------------
                         SIGNATURE


                                                             , 1995
                         ------------------------------------
                         DATE

                         (Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give your full title as such. For joint accounts, each joint owner should sign.)



                     PLEASE MARK, SIGN, DATE AND RETURN THE
                     PROXY CARD USING THE ENCLOSED ENVELOPE

                                   AGREEMENT

     THIS AGREEMENT (this "Agreement") is dated as of September 20, 1995, by and among, on the one hand, Zapata Corporation, a Delaware corporation ("Zapata"), Energy Industries, Inc., a Delaware corporation and a wholly-owned subsidiary of Zapata ("Zapata Sub"), and Zapata Energy Industries, L.P., a Delaware limited partnership which is wholly-owned by Zapata ("Zapata Partnership" and collectively with Zapata and Zapata Sub, the "Seller"), and, on the other hand, Enterra Corporation, a Delaware corporation ("Enterra"), and Enterra Compression Company, a Delaware corporation and a wholly-owned subsidiary of Enterra ("Enterra Sub", and collectively with Enterra, the "Purchasers").

     WHEREAS, the Purchasers desire to purchase from the Seller, and the Seller desires to sell to the Purchasers, the Assets (as defined herein) upon the terms and conditions set forth herein;

     WHEREAS, Purchasers desire to assume the Assumed Liabilities (as defined herein) from the Seller upon the terms and conditions set forth herein; and

     WHEREAS, to induce Purchasers to enter into this Agreement, a principal stockholder of Zapata has executed an agreement with Enterra pursuant to which such stockholder has agreed to vote the shares of common stock of Zapata owned or controlled by such stockholder in accordance with the recommendation of the Board of Directors of Zapata with respect to the approval by the stockholders of Zapata of resolutions to be submitted to the stockholders of Zapata relating to this Agreement;

   NOW, THEREFORE, in consideration of the respective representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

     Section 1.1 Accounting Terms and Determinations. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement shall be interpreted, all determinations as to accounting matters pursuant to the terms of this Agreement shall be made and all financial statement matters and certificates and reports as to financial or accounting matters required to be delivered pursuant to the terms of this Agreement shall be prepared in accordance with GAAP (except that interim financial statements may not include footnotes) applied on a consistent basis.

       Section 1.2 Other Terms. As used herein, certain other words and terms shall have the meanings given to them in Exhibit 1 attached hereto.

                                  ARTICLE II.
                        REPRESENTATIONS, WARRANTIES AND
                            AGREEMENTS OF THE SELLER

     Each Seller, jointly and severally, hereby makes to the Purchasers the representations, warranties and agreements set forth in this Article II. The Seller has delivered to the Purchasers a Disclosure Schedule to this Agreement (the "Disclosure Schedule") on the date hereof. The Seller shall, from time to time through the Closing Date, advise the Purchasers as to any change, amendment or supplement to the Disclosure Schedule which is necessary to reflect changes in the subject matter thereof occurring through the Closing Date.

     Section 2.1 Organization and Qualification. Each Seller is a corporation or partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller has all requisite power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated. The nature of the businesses and activities of Seller, as currently conducted, do not require Seller to be qualified to do business in any foreign jurisdiction in which they are not so qualified, except to the extent the failure so to comply would not have a Material Adverse Effect. Zapata owns all of the outstanding capital stock of Zapata Sub and directly or indirectly owns all of the outstanding partnership interests of Zapata Partnership.

       Section 2.2 Authority Relative to the Agreement. Each Seller has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Seller's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of each Seller (or its general partner) and no further actions or proceedings on the part of any Seller are necessary to authorize the execution and delivery of this Agreement, the performance of Seller's obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller, and this Agreement constitutes the legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles.

       Section 2.3 No Violation. Except for any filings and waiting period requirements under the HSR Act, the consent of Seller's bank lender, preliminary and definitive proxy material filings of Zapata with the Securities and Exchange Commission, and approval of the stockholders of Zapata, no prior consent, approval or authorization of, or declaration, filing or registration with, any party, domestic or foreign, is necessary in connection with the execution, delivery and performance of this Agreement by the Seller, the failure of which to obtain would have a Material Adverse Effect. Neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, will (i) violate any material Governmental Requirement applicable to the Seller or any of the Assets, (ii) be in conflict with, result in a breach or termination of any provision of, cause the acceleration of the maturity of any debt or obligation pursuant to, constitute a default under, or result in the creation of a Lien upon any property or assets of Seller pursuant to any terms, conditions or provisions of any material Governmental Authorization, lease, license, permit, Environmental Permit, Contract or other agreement or instrument to or of which any Seller is a party or a beneficiary (provided, however, that the parties acknowledge that consents to assignment of the above items will be delivered by Seller to Purchaser on or prior to the Closing Date and not on the date of this Agreement), (iii) give rise to any Lien on any of the Assets, or (iv) conflict with or violate any provision of the charter, Bylaws, limited partnership agreement or other organizational documents of any Seller or resolutions of the Board of Directors of any Seller (or any general partner thereof). There are no Proceedings pending, or to the Seller's knowledge threatened against the Seller, at law or in equity or before or by any Governmental Authority which may result in liability to the Purchasers upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation.

       Section 2.4 Financial Statements.

     (a) The Seller has provided the Purchasers with true and complete copies of the combined balance sheets of the Business as of May 31, 1995 (the "Balance Sheet Date" and the combined balance sheet as of such date, the "May Balance Sheet") and September 30, 1994 and the related income statements for the fiscal year ended September 30, 1994 and the eight (8)-month period ended May 31, 1995, and the Seller will provide the Purchasers with balance sheets and the related statements of income for the Business for each monthly period (unaudited) ending after the Balance Sheet Date and prior to the Closing Date (all of the foregoing statements of financial position and the related statements of income of the Business are collectively referred to as the "Seller's Financial Statements").

     (b) Seller's Financial Statements, which are, in the case of those financial statements existing on the date of this Agreement, attached hereto as
Schedule 2.4(b) (including without limitation all notes, schedules and supplemental data contained in or annexed to such statements), are or will be, as the case may be, accurate, complete and in accordance with the books and records of Seller and present, or will present, as the case may be, fairly in all material respects, the combined financial position and assets and liabilities of the Business as their respective dates and the results of its combined operations for the periods then ended, in conformity with GAAP (subject, in the case of the interim financial statements, to normal year-end adjustments, the effect of which, individually or in the aggregate, will not be materially adverse, and the fact that they do not or will not, as the case may be, contain all of the footnote disclosures required by GAAP, except as otherwise noted therein).

     Section 2.5 Accounting Records. The books of account and other accounting records of the Business, all of which have been or will be made available to the Purchasers, are complete and correct subject to normal year-end adjustments, the effect of which, individually or in the aggregate, will not be materially adverse, and have been maintained in accordance with Seller's normal business practices, including, but not limited to, the maintenance of an adequate system of internal controls.

     Section 2.6 Assets Acquired. Upon consummation of the transactions contemplated by this Agreement, Enterra Sub shall have acquired from Seller all of the assets (other than Excluded Assets, as defined herein) being used (or held for use) to generate the operating results reflected in Seller's Financial Statements. Since the Balance Sheet Date there has been no change in the inventory or revenue producing equipment of the Business that generated the revenues reflected in the Seller's Financial Statements, other than changes in the ordinary course of the Business, consistent with the past practice, which are not material in the aggregate.

     Section 2.7 Absence of Undisclosed Liabilities. Neither any Seller nor Energy Industries Financial Services, Inc. is liable for or subject to any liability in connection with the Business except for:

     (a) those Liabilities disclosed on the May Balance Sheet and not heretofore paid or discharged;

     (b) those Liabilities arising in the ordinary course of the Business consistent with past practice under any Contract, commitment or arrangement disclosed on Schedule 2.11 of the Disclosure Schedule or not required to be disclosed thereon because of the term or amount involved or otherwise; and

     (c) those Liabilities incurred in the ordinary course of the Business, consistent with past practice, and either not required to be shown on the May Balance Sheet or arising since the Balance Sheet Date, which liabilities and obligations individually and in the aggregate are of a character and magnitude consistent with its past practice.

     Section 2.8 Absence of Certain Changes. Except as and to the extent set forth on Schedule 2.8, since May 31, 1995 (a) no Seller has in connection with the Business (i) suffered, individually or in the aggregate, any Material Adverse Effect or (ii) conducted the Business other than in the ordinary course, consistent with past practice, and (b) neither Zapata Sub nor Zapata Partnership has declared, set aside or paid any dividend, or made or agreed to make any other distribution or payment in respect of its shares nor has it redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any of its shares.

       Section 2.9 Title to Properties: Encumbrances. Schedule 2.9 of the Disclosure Schedule sets forth a true and complete description of all real property used or held for use in connection with the Business. Seller has, except for Liens which will be terminated in their entirety on or before the Closing Date, and at the Closing will convey to Enterra Sub, unencumbered, good, legal, and indefeasible title to all of the Assets, except for Permitted Liens and those Assets disposed of for fair market value in the ordinary course of the Business, consistent with past practice, since the Balance Sheet Date and otherwise in accordance with this Agreement.

     Section 2.10 Litigation. Except as set forth on Schedule 2.10 of the Disclosure Schedule, there are no actions, suits, claims or other proceedings pending or, to the best knowledge of the Seller, threatened against any Seller or involving any of its Assets, at law or in equity or before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, Governmental Authority, or other instrumentality or person or any board of arbitration or similar entity (a "Proceeding"). The Seller will promptly notify the Purchasers of any material Proceeding which relates to the Business initiated by or against Seller prior to the Closing Date.

     Section 2.11 Contracts. Except as listed and described on Schedule 2.11 of the Disclosure Schedule, no Seller is, in connection with the Business, a party to or otherwise bound by any written or oral:

     (a) Contract or commitment with any present or former stockholder, director, officer, partner, employee or consultant or for the employment of any person, including, without limitation, any consultant;

     (b) Contract or commitment for the purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $50,000 or more or in excess of $3,000,000 in the aggregate;

     (c) Contract or commitment to sell or supply products or to perform services outside the ordinary course of business, consistent with past practice, involving in any one case $50,000 or more or in excess of $3,000,000 in the aggregate;

     (d) Contract or commitment not otherwise covered by this Section 2.11 and continuing over a period of more than six (6) months from the date hereof and exceeding $100,000 in value, or in excess of $8,000,000 in the aggregate;

     (e) Any Equipment Lease, or any other lease under which Seller is either lessor or lessee, involving in any one case $100,000 or more or in excess of $4,000,000 in the aggregate;

     (f) Contract or commitment for any capital expenditure involving in any one case $200,000 or more or in excess of $500,000 in the aggregate;

     (g) Master service agreements which (i) (a) are not a standard form contract used in the gas compression industry or (b) contain amendments to the indemnification provisions in standard form agreements used in the gas compression industry, and (ii) continue over a period of more than six (6) months from the date hereof and exceeding $100,000 in value, or in excess of $14,000,000 in the aggregate; or

     (h) Contract, commitment or arrangement with any other Seller or any Affiliate of any Seller.

Except as may be disclosed on Schedule 2.11 of the Disclosure Schedule, each of the Contracts, commitments, arrangements, leases and other instruments, documents and undertakings listed on such Schedule or not required to be listed thereon because of the term or amount involved or otherwise, is valid and enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and general equitable principles. The Seller, and to Seller's knowledge, other parties thereto, are in material compliance with the provisions thereof. The Seller is not, and to Seller's knowledge, other parties thereto are not, in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and, to Seller's knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder.

     Section 2.12 Compliance with Laws. Except as set forth on Schedule 2.12 of the Disclosure Schedule and except for such as would not in the aggregate have a Material Adverse Effect, to the knowledge of the Seller, no Seller is in default with respect to or in violation of (i) any judgment, order, writ, injunction or decree of any court or (ii) any legal requirement of any Governmental Authority. The consummation of the transactions contemplated by this Agreement will not constitute such a default or violation as to the Seller. Seller has all Governmental Authorizations required to conduct the Business as now being conducted. All required filings with respect to such Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed. All such Governmental Authorizations are in full force and effect and there are no proceedings pending or threatened that seek the revocation, cancellation, suspension, or adverse modification thereof.

     Section 2.13 Insurance. Schedule 2.13 of the Disclosure Schedule sets forth all material policies of property, fire and casualty, product liability, workers' compensation, liability and other forms of insurance owned or held by Seller. Such description identifies the issuer of each such policy, the amount of coverage available and outstanding under each such policy, and whether each such policy is a "claims made" or an "occurrence" policy. True and complete copies of such policies have been made available to the Purchasers for review.

     Section 2.14 Trademarks. Schedule 2.14 of the Disclosure Schedule sets forth a list of each trademark, trademark registration, trademark registration application and trade name which any Seller owns or uses which is material to the operation of the Business and with respect to which they are the licensor or licensee.

     Section 2.15 Environmental Matters. In addition to the representations and warranties in Section 2.12 hereof, and not in limitation thereof, except as disclosed on Schedule 2.15, (a) no releases of Hazardous Materials have occurred and no conditions have existed from November 9, 1993 until the date of this Agreement, or the Closing Date, as applicable, at or from any property currently or previously owned or leased by Seller during the period such property was owned or leased by Seller, which would require (i) release reporting to a Governmental Authority or remediation under applicable Environmental Law and
(ii) result in a Material Adverse Effect; (b) there are no pending, or to the actual knowledge of Seller, threatened Environmental Claims against the Seller in connection with the Business including, without limitation, Environmental Claims brought pursuant to CERCLA or comparable state statutes with respect to the disposal, or arrangement for disposal or treatment (with a transporter or otherwise), of Hazardous Materials at sites or facilities owned by Seller or third-parties; and (c) to Seller's actual knowledge and during the period from November 9, 1993 through the date hereof, or the Closing Date, as applicable, there are and were no leaking underground storage tanks currently or previously owned or operated by Seller in connection with the Business located at any property currently or previously owned or operated by any Seller in connection with the Business which such leak occurred during the period such property was owned or leased by Seller.

     Section 2.16 Employee Severance/Continuation Agreements. Schedule 2.16 of the Disclosure Schedule sets forth a complete list of all employees of the Business that are subject to any employment, retention and/or severance agreement under which any Seller is obligated. Seller has furnished Purchasers with the forms (sufficient for determining costs) of such agreements and of any other plans or arrangements under which any Seller is obligated to provide any retention compensation or severance benefits to any Zapata Employee.

     Section 2.17 Completeness of Disclosure. No representation or warranty by any Seller contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Purchasers pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

     Section 2.18 No Other Representations. The Seller is not making any representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement.

                                  ARTICLE III.
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser hereby makes, jointly and severally, to the Seller the representations and warranties set forth in this Article III.

     Section 3.1 Organization and Authority. Each Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each Purchaser has full power and authority to execute and deliver this Agreement. Enterra directly owns all of the outstanding capital stock of Enterra Sub.

     Section 3.2 Authority Relative to Agreement. The execution, delivery and performance of this Agreement have been duly and validly authorized and approved by the Board of Directors of each Purchaser and no further actions on the part of the Purchasers or Weatherford International Incorporated are necessary to the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Purchasers and is a valid, legally binding and enforceable obligation of the Purchasers, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and general equitable principles.

     Section 3.3 No Violation. Except for any filing and waiting period requirements under the HSR Act, no prior consent, approval or authorization of, or declaration, filing or registration with, any party, domestic or foreign (including, without limitation, Weatherford International Incorporated), is necessary in connection with the execution, delivery and performance of this Agreement by the Purchasers, the failure of which to obtain would have a material adverse effect on Purchasers. Neither the execution, delivery nor performance of this Agreement in its entirety, nor the consummation of all of the transactions contemplated hereby, will (i) violate any material Governmental Requirement applicable to the Purchasers, or (ii) conflict with or violate any provision of the Certificate of Incorporation, Bylaws or resolutions of the Boards of Directors of either Purchaser. There are no Proceedings pending or, to the Purchasers' knowledge, threatened against the Purchasers, at law or in equity or before or by any Governmental Authority which may result in liability to any Seller upon the consummation of the transactions contemplated hereby or which would prevent or delay such consummation.

     Section 3.4 Financing. The Purchasers will have on the Closing Date sufficient funds available to permit the Purchasers to pay the total Purchase Price.

     Section 3.5 Independent Investigation. The Purchasers have been provided an opportunity to review all documents and information as they have deemed necessary or appropriate concerning the Business and such other matters as they have deemed necessary or appropriate in making their own financial, business and legal evaluations of the Business and the transactions contemplated hereby, and the Purchasers have independently and based on such documents, information and evaluations, as they have deemed appropriate, made their own independent appraisal and decision with respect to (i) the transactions contemplated hereby, and (ii) the properties, assets, business, financial value and condition of the Business and, except for the specific representations and warranties of Seller made in Article II hereof, Purchasers are acquiring the Assets "As Is".

     Section 3.6 Completeness of Disclosure. No representation or warranty by any Purchaser contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Schedule or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Seller pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading.

     Section 3.7 WARN. Based on the list of Continuing Employees which Purchasers are to deliver to Seller pursuant to Section 11.1 hereof and on which Seller intends to rely in fulfilling its obligations under the WARN Act, the Seller's termination of the Zapata Employees who are not Continuing Employees in accordance with Section 11.1(b) will not violate, conflict with or breach the WARN Act or result in any liability to Seller or its Affiliates arising out of the WARN Act.

     Section 3.8 No Other Representations. The Purchasers are not making any representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement.

                                    ARTICLE IV.
                            CONVEYANCE TO PURCHASER

     Section 4.1 Conveyance to Purchaser. Subject to the terms and conditions of this Agreement, the Seller will convey, transfer and deliver to Enterra Sub on the Closing Date all of the assets, properties and rights of, or used or held for use in connection with, the Business, its goodwill and the Business as a going concern (collectively, the "Assets"). The Assets to be conveyed, transferred and delivered shall include all those reflected on the May Balance Sheet with only such changes therein as shall have occurred between the Balance Sheet Date and the Closing Date in the ordinary course of business consistent with past practice. Without limitation of the foregoing provisions, the Assets shall include, without limitation, all real property, buildings, structures, leasehold rights and improvements, machinery, equipment, furniture, fixtures, supplies, vehicles, goodwill, cash, Inventories, accounts and notes receivable including STL Unit receivables and employee receivables (other than any such accounts receivable due from any Affiliate of Seller), contract rights and claims relating thereto, stock, securities, licenses and applications therefor, franchises, claims, deposits, all rights and interests in, to and under any patents, patent applications, trademarks, trademark registrations and applications therefor, copyrights, trade secrets, intellectual property, ideas and other know-how, shop rights, permits and other rights and privileges, all shares of capital stock of Energy Industries Financial Services, Inc., and all records, sales data, and customer and supplier lists of the Business or used or held for use in connection therewith. Notwithstanding anything in this Section
4.1 that may be construed to the contrary, the Assets shall not include accounts receivable due from any Affiliate of Seller, the corporate seal, certificate of incorporation or bylaws of any Seller, the partnership agreement or certificate of limited partnership of Zapata Partnership, minute books or other records having to do with the corporate or partnership organization of any Seller, or tax returns and schedules and work papers relating thereto; any rights to or under any insurance policies or any claims thereunder; intercompany receivables; books of accounts; the rights that will accrue to the Seller under this Agreement; any rights to Seller's claims for any Tax refunds; the tax records of any Seller; the name "Zapata" or any assets of any Seller not used or held for use in connection with the Business (collectively, the "Excluded Assets"). Notwithstanding any other provisions in this Agreement which could be construed to the contrary, Seller is not selling, and Purchasers are not purchasing, any assets owned by Zapata Protein, Inc., Cimarron Gas Holding Company or their respective subsidiaries which are not used or held for use in the Business.

     Section 4.2  Consideration for Assets.

          (a) At the Closing, the Purchasers will purchase the Assets from the Seller, upon and subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Seller contained herein, and will pay the Seller, as consideration for the Assets, the sum of One Hundred and Thirty Million Dollars ($130,000,000) (the "Purchase Price"), increased or decreased by the amount of the net asset value adjustment as set forth in Section 4.5(a). The allocation of the Purchase Price (and the liabilities to be assumed by the Purchasers at the Closing pursuant to Section 4.2(b) hereof) among the Assets shall be agreed upon by the parties. Once the allocation has been determined, the Purchasers and the Seller shall jointly prepare IRS Form 8594 pursuant to Temporary Treasury Regulations Section 1.1060-1T to report the allocation of the Purchase Price. The Seller and the Purchasers each hereby covenant and agree that they will not take a position on any tax return before any Governmental Authority or in any Proceeding that is in any way inconsistent with such allocation and will cooperate with each other in good faith to resolve any disagreement or dispute that may arise between them with respect thereto.

          (b) As further consideration for the Assets, at the Closing, Enterra Sub will deliver to the Seller a written undertaking in accordance with Section 4.4(b) hereof, whereby Enterra Sub will assume the following (collectively, the "Assumed Liabilities"):

          (i) all of Seller's liabilities and obligations of the Business on the May Balance Sheet which are also liabilities and obligations described in the example attached as Exhibit 2, but only if and to the extent that the same are accrued or reserved for on the May Balance Sheet and have not been paid or discharged prior to or at the Closing (all of which shall be included in the calculation of net asset value pursuant to Section 4.5);

          (ii) all of Seller's liabilities and obligations of the Business that have arisen in the ordinary course of the Business, consistent with past practice, between the Balance Sheet Date and the Closing Date that would be disclosed on a balance sheet prepared in accordance with GAAP and which are also liabilities and obligations of the type described in the example attached as Exhibit 2, but only if and to the extent that the same have not been paid or discharged prior to or at the Closing (all of which shall be included in the calculation of net asset value pursuant to Section 4.5);

          (iii) all liabilities and obligations of the Seller in respect of the Contracts, commitments and arrangements, which Contracts, commitments and arrangements are specifically identified in any list called for by paragraphs (b) through (g) of Section 2.11 as it may be supplemented or updated by Seller with Contracts, commitments and arrangements entered into in the ordinary course of business prior to the Closing Date consistent with Sections 5.1 or 5.2, or are not required to be identified on any such list because of the term or amount involved or the descriptive limitations set forth in Section 2.11, except that the Purchasers shall not assume any:

               (A) liabilities or obligations of the aforesaid character existing as of the Balance Sheet Date and which under GAAP are or should be accrued or reserved for on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same were not accrued or reserved for on the May Balance Sheet; or

               (B) liabilities or obligations of the character described in paragraphs (b) through (g) of Section 2.11 existing at the date of this Agreement, except for those items which are specifically identified on Schedule 2.11(b) through Schedule 2.11(g) as they may be supplemented or updated by Seller with Contracts, commitments or arrangements entered into in the ordinary course of business prior to the Closing Date, consistent with Sections 5.1 and 5.2; or

               (C) liabilities or obligations arising out of any breach by any Seller of any item of the character referred to in this Section 4.2(b)(iii), including, without limitation, liabilities or obligations arising out of any Seller's failure to perform any Contract, commitment or arrangement in accordance with its terms prior to the Closing; or

               (D) any liabilities or obligations arising out of Seller's credit facility with Texas Commerce Bank; and

          (iv) liabilities and obligations of the Seller in respect of warranty claims by customers relating to the Business;

     In determining the liabilities and obligations of the Business to be assumed by Enterra Sub pursuant to Section 4.2(b)(i) and (ii) hereof, to the extent that there is a conflict between the methodology set forth in the example attached as Exhibit 2 and GAAP, then the methodology set forth in the example attached as Exhibit 2 shall control.

     (c) Other than the Assumed Liabilities, the Purchasers shall not assume or be responsible for any liability of any Seller (collectively, the "Excluded Liabilities"). (The parties acknowledge that it is possible that the Purchasers may, in the operation of the Business after the Closing Date, incur liability which may result in a Loss, other than as a result of contractual assumption of liability, and that such Loss, if any, shall be governed in accordance with the terms and provisions of Article X). The obligations of the Purchasers under
Section 4.2(b) are subject to whatever rights the Purchasers may have under this Agreement for a breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement. In addition to the foregoing, in no event shall the Purchasers assume or incur any liability or obligation under
Section 4.2(b) or otherwise (i) in respect of any Tax payable with respect to the sales, assets or income of the Seller, (ii) based upon Seller's employment of persons at any time except for the reimbursement arrangement set forth in
Section 11.1(b), or (iii) with respect to each item included as a liability in the Net Asset Value calculation provided for in Section 4.5, any liability in excess of the amount relating to such item included in such calculation (and which is not otherwise superseded by Section 12.2).

     (d) The Purchasers shall pay all sales, use, documentary and transfer Taxes, if any, due as a result of the sale of the Assets and other transactions undertaken pursuant to this Agreement.

     Section 4.3 Closing. The closing of the purchase and sale (the "Closing") provided for in this Agreement shall take place at the offices of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Texas Commerce Tower, Houston, Texas 77002 at 10:00 a.m. on the date which is the later of forty-five (45) days after the date hereof or five (5) days following satisfaction or waiver of all conditions set forth in Sections 7.1(a) and (c) and 7.2(d). Subject to the provisions of
Article VIII hereof, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 4.3 shall not result in the termination of this Agreement and shall not relieve any parties to this Agreement of any obligation hereunder. For purposes of this Agreement, the date on which the Closing occurs is the "Closing Date".

     Section 4.4  Closing Deliveries.

     (a) At the Closing, the Seller shall deliver to the Purchasers such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance, transfer and assignment, in form and substance reasonably satisfactory to counsel for the Purchasers, as shall be effective to vest in the Enterra Sub good and indefeasible title to the Assets, subject only to Permitted Liens; deliver to Enterra Sub all of the Assets, including, without limitation, leases, contracts and commitments, books and records and other data relating to the Business and deliver to the Purchasers such other documents as may be required by this Agreement.

     (b) At the Closing, the Purchasers shall cause to be transferred to the Seller in immediately available funds the Purchase Price, increased or decreased, as the case may be, based on Zapata's calculation of Net Asset Value on the date of the most recently delivered balance sheet in Seller's Financial Statements to the extent that such Net Asset Value is greater than, or less than, as the case may be, One Hundred Six Million, Six Hundred Twenty-Three Thousand, Nine Hundred and Sixty-Eight Dollars ($106,623,968) ("Interim Net Asset Value Adjustment"), subject to adjustment pursuant to the Footnote to
Exhibit 2 and also pursuant to Section 4.5. Zapata's calculation shall utilize the same methods and criteria employed by Zapata in connection with the preparation of the May Balance Sheet and the example set forth in Exhibit 2, to the extent such methods and criteria are consistent with GAAP. In making such calculation, to the extent that there is a conflict between the methodology set forth in the example attached as Exhibit 2 and GAAP, then the methodology set forth in the example attached as Exhibit 2 shall control. At the Closing, the Purchasers shall also deliver to the Seller such instruments, in form and substance reasonably satisfactory to counsel for the Seller, as shall be necessary for Enterra Sub to assume the Assumed Liabilities; and deliver to the Seller such other documents as may be required by this Agreement.

     Section 4.5  Net Asset Value Adjustment.

     (a) As soon as reasonably practical following (but not more than ninety
(90) days after) the Closing Date, Enterra shall prepare and deliver to Zapata a statement of Assets and Assumed Liabilities as of the Closing Date (the "Statement of Net Assets"). The Statement of Net Assets shall be prepared using the same methods and criteria employed by the Seller in connection with the preparation of the May Balance Sheet and the example set forth in Exhibit 2, to the extent such methods and criteria are consistent with GAAP. In making such calculation, to the extent that there is a conflict between the methodology set forth in the example attached as Exhibit 2 and GAAP, then the methodology set forth in the example attached as Exhibit 2 shall control. All expenses incurred in connection with the preparation of the Statement of Net Assets shall be the responsibility of the Purchasers. The

Statement of Net Assets shall be accompanied by Enterra's calculation based thereon of the amount by which the Assets exceed the Assumed Liabilities (the amount of such excess, the "Net Asset Value", and Purchasers' calculation thereof, "Purchasers' Calculation of Net Asset Value"). Zapata shall have the opportunity, but not the obligation, to participate in Enterra's preparation of the Purchasers' Calculation of Net Asset Value. Within ten (10) days following the delivery of the Purchasers' Calculation of Net Asset Value, Zapata shall notify Enterra whether it agrees or disagrees with the determination of the Purchasers' Calculation of Net Asset Value, and, if Zapata disagrees, Enterra and Zapata shall, on a good faith basis, seek to reconcile their disagreement regarding the Purchasers' Calculation of Net Asset Value and Zapata's calculation of Net Asset Value ("Zapata's Calculation of Net Asset Value"). The calculation of Net Asset Value agreed upon by the Purchasers and Zapata shall be referred to herein as the "Agreed Upon Net Asset Value". Zapata and Enterra shall each have access to the other party's books, records and other information and documents supporting such other party's calculation of Net Asset Value.

     (b) If, after the review set forth in Section 4.5(a), Enterra and Zapata reconcile Zapata's Calculation of Net Asset Value with the Purchasers' Calculation of Net Asset Value, then within three (3) business days, as the case may be: (i) the Seller shall pay the Purchasers by wire transfer of immediately available funds the amount by which the Interim Net Asset Value Adjustment exceeds the Agreed Upon Net Asset Value, or (ii) the Purchasers shall pay to the Seller by wire transfer of immediately available funds the amount by which the Agreed Upon Net Asset Value exceeds the Interim Net Asset Value Adjustment. Any such amounts paid pursuant to this Section 4.5(b) shall be considered an increase or decrease, as the case may be, to the Purchase Price.

     (c) If, after the review set forth in Section 4.5(a), Enterra and Zapata are unable to reconcile Zapata's Calculation of Net Asset Value with the Purchasers' Calculation of Net Asset Value, as soon as practical, and in any event within ten (10) days, the calculation of Net Asset Value and the balance owing to the Purchasers or the Seller hereunder, as the case may be, shall be determined jointly by Coopers & Lybrand, L.L.P., Houston, Texas and another independent, Big Six accounting firm to be named by Enterra. The Net Asset Value as determined jointly by such accounting firms shall be referred to herein as the "Accountants' Calculation of Net Asset Value". In making such determination, to the extent that there is a conflict between the methodology set forth in the example attached as Exhibit 2 and GAAP, then the methodology set forth in the example attached as Exhibit 2 shall control. If Coopers & Lybrand, L.L.P. and such accounting firm named by Enterra shall not be able to agree on the Net Asset Value and the balance owing to the Purchasers or the Seller hereunder, as the case may be, within thirty (30) days, then such accounting firms shall select a third nationally recognized accounting firm which shall determine the Net Asset Value and the balance owing to the Purchasers or the Seller hereunder, as the case may be, and the determination of such third accounting firm shall be final and binding on the parties hereto. The fees and expenses of such accounting firms shall be borne equally by Zapata and Enterra. The parties hereto agree to cooperate fully with such accounting firms and furnish such firms with such information as they may require to make such determination.

     (d) After the determination of the Net Asset Value and the balance owing to the Purchasers or the Seller hereunder, as the case may be, by the accounting firm or firms provided for in Section 4.5(c), within three (3) days after such determination: (i) the Seller shall pay to the Purchasers by wire transfer of immediately available funds the amount by which the Interim Net Asset Value Adjustment exceeds the Accountants' Calculation of Net Asset Value, or (ii) the Purchasers shall pay to the Seller by wire transfer of immediately available funds the amount by which the Accountants' Calculation of Net Asset Value exceeds the Interim Asset Value Adjustment. Any such excess amounts paid pursuant to this Section 4.5(d) shall be considered an increase or decrease, as the case may be, to the Purchase Price.

     (e) Nothing in this Section 4.5 shall preclude any party from exercising, or shall adversely affect any right or remedy available to it hereunder or limit in any respect the exercise of, any right or remedy available to it hereunder for misrepresentation or breach of warranty hereunder, but neither the Purchasers nor any Seller shall have the right to dispute the Net Asset Value or any element of the calculation thereof once it has been finally determined in accordance with Section 4.5(a) or (c) hereof.

     (f) An example of the calculations referred to in this Section 4.5 is attached hereto on Exhibit 2.

     Section 4.6 Assets of Affiliates. To the extent any assets, properties or rights (other than the Excluded Assets), wherever located, used or held for use in connection with the Business, are owned, including, without limitation, assets, properties and rights (a) previously used or held for use in connection with the Business and (b) still owned by any Affiliate of any Seller, they are included within the term "Assets", such Affiliate is deemed to be included within the term "Seller", and the Seller shall cause each such Affiliate, at the Closing, to convey such Assets to Enterra Sub, or to a Seller for conveyance to Enterra Sub, in accordance with the provisions hereof.

     Section 4.7 Assigned Contracts. To the extent that any Seller's rights under any Contract included in the Assets, or under any other Asset to be assigned to Enterra Sub hereunder, may not be assigned without the consent of another person which has not been obtained by a Seller prior to the Closing, neither this Agreement nor any instruments of transfer shall constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Enterra Sub's rights under the instrument in question so that Enterra Sub would not in effect acquire the benefit of all such rights, then the Seller, to the maximum extent permitted by law and the instrument, shall act as Enterra Sub's agent in order to obtain for Enterra Sub the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the instrument, with Enterra Sub in any other reasonable arrangement designed to provide such benefits to Enterra Sub (including, without limitation, by entering into an equivalent arrangement).

                                   ARTICLE V.
                   OBLIGATIONS OF THE SELLER PENDING CLOSING

     During the period commencing on the date of this Agreement through the Closing Date, the Seller hereby covenants and agrees to comply with the covenants and agreements contained in this Article V, to wit:

     Section 5.1 Affirmative Covenants of the Seller. Prior to the Closing Date, each Seller shall except as specifically contemplated by this Agreement:

     (a) operate and conduct the Business only in the ordinary course, consistent with past practice, including, without limitation, the continuation of existing insurance coverages;

     (b) preserve intact Zapata Sub's and Zapata Partnership's existence, business organization, Business, Assets and Governmental Authorizations;

     (c) promptly notify the Purchasers upon obtaining knowledge of any material default or event of default under any of the Contracts and promptly notify and provide copies to the Purchasers of any material written communications concerning such default; and

     (d) comply with all material Governmental Requirements applicable to Seller and the conduct of the Business except where the failure to do so would not have a Material Adverse Effect.

     Section 5.2 Negative Covenants of Zapata Sub and Zapata Partnership. Except with the prior written consent of the Purchasers or as otherwise specifically permitted by this Agreement, Zapata Sub and Zapata Partnership shall not, from the date of this Agreement to the Closing Date:

     (a) make any amendment to its, as applicable, Certificate of Incorporation, Bylaws, certificate of limited partnership or partnership agreement;

     (b) make any change in accounting methods except as may be required by applicable law or GAAP and after written notice to the Purchasers;

     (c) contract to create any obligation or Liability except in the ordinary course of the Business, consistent with past practice;

     (d) contract to create any mortgage, pledge, lien, security interest or encumbrance, restriction, or charge of any kind (other than Permitted Liens);

     (e) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its properties or assets, except in the ordinary course of the Business, consistent with past practice;

     (f) sell any real estate owned as of the date of this Agreement or acquired thereafter except for fair market value in the ordinary course of the Business, consistent with past practice;

     (g) except in the ordinary course of the Business, consistent with past practice, or as agreed by Purchasers and Seller, grant any increase in compensation or pay or agree to pay or accrue any bonus or like benefit to or for the credit of any director, officer, employee or other person or enter into any employment, consulting or severance agreement or other agreement with any director, officer, employee, or other person or adopt, amend or terminate any benefit plan or change or modify the period of vesting or retirement age for any participant of such a plan;

     (h) acquire the capital stock or other equity securities or interest of any person;

     (i) make any capital expenditure or a series of expenditures of a similar nature in excess of $500,000 in the aggregate;

     (j) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, modify or amend any Contract or commitment, other than in the ordinary course of the Business, consistent with past practice;

     (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or business combination of Zapata Sub and Zapata Partnership; or

     (l) agree to do any of the things described in clauses (a) through (k) of this Section 5.2.

     Section 5.3 Negative Covenant of Zapata. Except with the prior written consent of the Purchasers, Zapata shall not, from the date of this Agreement to the Closing Date, adopt a plan of complete liquidation or dissolution.

                                  ARTICLE VI.
                             ADDITIONAL AGREEMENTS

     Section 6.1 Access To, and Information Concerning, Properties and Records. During the pendency of the transactions contemplated hereby, the Seller shall give the Purchasers, their legal counsel, accountants and other representatives full access during normal business hours, throughout the period prior to the Closing Date, to all of the assets of the Business, including, without limitation, the books, Contracts, properties, premises, permits, licenses, Governmental Authorizations and records, and shall permit the Purchasers and their representatives to make such inspections (including, without limitation, with regard to such properties, physical inspection of the surface and subsurface thereof which is not materially intrusive) and to have discussions with material suppliers and customers of Seller as the Purchasers and such representatives may require and furnish to the Purchasers and their representatives during such period all such information concerning Seller and its affairs as they may reasonably request. With regard to physical inspection or testing, Purchasers shall restore such properties, to the extent reasonable and customary under the circumstances, to substantially their original condition. Purchasers shall be responsible for any Loss (other than consequences of complying with applicable Governmental Requirements) resulting directly from Purchasers' entry or conduct of such testing. Purchasers shall be responsible for disposal of any waste or materials generated during such investigation in accordance with any applicable Governmental Requirements. Upon Seller's request, Purchasers shall provide Seller a copy of any such written test methodologies or results which relate to the Assets. Purchasers shall maintain the confidentiality of such test results in accordance with
Section 6.4. The Purchasers agree that all discussions and communications with suppliers and customers of the Seller will be with the consent and cooperation of the Seller.

     Section 6.2 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Agreement, the Purchasers and the Seller agree to use their good faith, reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date hereof, the transactions contemplated by this Agreement, including, without limitation, making the required filings under the HSR Act and seeking the early termination or expiration of the waiting period thereunder. Purchasers agree to pay the filing fee in connection with the HSR Act filings.

     Section 6.3 Public Announcement. Except as determined under applicable law by counsel to the Seller or the Purchasers, the timing and content of any announcements, press releases or other public statements concerning the matters contained herein will occur upon, and be determined by, the mutual consent of the Seller and the Purchasers.

     Section 6.4 Confidentiality. Without the express written consent of all of the parties hereto, each of the parties hereto agrees to maintain in confidence and not disclose to any other person the terms of the transactions contemplated herein or the information delivered in connection with the Purchasers' due diligence investigation, other than disclosures required to obtain the approvals for the transactions contemplated hereby, disclosures to those professionals and advisors who have a need to know, disclosures of information already available to the public or any other disclosures required by applicable law or judicial, regulatory or administrative proceeding. In the event that any Purchaser or any Seller is at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or other similar process) to disclose any information supplied to it in connection with the transactions contemplated hereby, such party agrees to provide the other parties hereto prompt notice of such request so that an appropriate protective order may be sought and/or such other party may waive the first party's compliance with the terms of this Section 6.4.

     Section 6.5 Certain Post-Closing Assistance by Purchasers. Purchasers agree to cause the appropriate personnel to assist Seller in the prosecution or defense of any claims and litigation (including counterclaims filed by Seller) for which Seller has indemnified Purchasers hereunder. Such services shall be rendered by Purchasers to Seller at no cost and expense to Seller except that Seller shall reimburse Purchasers for any reasonable out-of-pocket travel and similar expenses incurred by the personnel of Purchasers in performing these functions.

     Section 6.6 Zapata Name. Purchasers acknowledge and agree that no rights of any kind whatsoever in the name "Zapata" are being granted or transferred in connection with this Agreement. At all times after the Closing Date, Purchasers shall refrain from using the word "Zapata" or any word or expression similar thereto in the name under which Purchasers do business or in any corporate name, trademark, service mark or other name or mark used in connection with their business. As promptly as practicable after the Closing Date, but in any event within thirty (30) days after the Closing Date, the name "Zapata" shall be removed by Purchasers from all of the Assets, including any stationery, business cards, forms or other documents.

     Section 6.7 Compliance with Bulk Sales Laws. The Purchasers and the Seller hereby waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     Section 6.8 Stockholder Meeting. Zapata shall call and hold a meeting of its stockholders to be held as soon as is practicable for the purpose of voting on the transactions contemplated hereunder. Zapata's Board of Directors shall recommend to its stockholders approval of the transactions contemplated hereunder and shall take all such actions as may be reasonably required to obtain such approvals as promptly as practicable, including, without limitation, the solicitation of proxies.

                                  ARTICLE VII.
                             CONDITIONS TO CLOSING

     Section 7.1 Conditions to Each Party's Obligation to Close. The obligations of each party to close the transactions contemplated hereby are subject to the reasonable satisfaction or waiver of the following conditions on or prior to the Closing Date:

     (a) The receipt of regulatory approvals and the expiration of any applicable waiting period with respect thereto;

     (b) The Closing will not violate any injunction, order or decree of any court or Governmental Authority having competent jurisdiction; and

     (c) Approval of the transactions contemplated hereunder by the stockholders of Zapata.

     Section 7.2 Conditions to the Obligations of the Purchasers to Close. The obligations of the Purchasers to close the transactions contemplated herein are subject to the reasonable satisfaction or waiver of the following conditions on or prior to the Closing Date:

     (a) Subject to Section 7.4, all representations and warranties of the Seller contained herein shall be true and correct in all material respects (except to the extent qualified by a materiality standard, in which case such representations and warranties shall be true and correct) as of the date hereof and at and as of the Closing (except that Purchaser's satisfaction with its review of any update by Seller to Schedule 2.8 shall also be a condition to closing), with the same force and effect as though made on and as of the Closing;

     (b) The Seller shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by the Seller prior to the Closing Date;

     (c) The Seller shall have executed and delivered to the Purchasers proper instruments for the transfer of the Assets in form and substance reasonably satisfactory to Purchasers and their counsel in accordance with Section 4.4 hereof;

     (d) The Seller shall have furnished the Purchasers with evidence of consents as shall be required to enable the Purchasers to continue to enjoy the benefit of any material Governmental Authorization, lease, license, permit, Environmental Permit, Contract or other agreement or instrument to or of which any Seller is a party or a beneficiary as it relates to the Business, including, without limitation, consents to assignment of the agreements listed on Exhibit 3;

     (e) The Purchasers shall have received certificates dated as of the Closing Date executed by the President or Vice President of each Seller certifying to the effect described in Sections 7.2(a) and 7.2(b):

     (f) The Purchasers shall have received the written opinion dated the Closing Date of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., counsel for the Seller, in form and substance reasonably satisfactory to the Purchasers and their counsel.

     Section 7.3 Conditions to the Obligations of the Seller to Close. The obligations of the Seller to close the transactions contemplated herein are subject to the reasonable satisfaction or waiver of the following conditions on or prior to the Closing Date:

     (a) All representations and warranties of Purchasers contained herein shall be true and correct in all material respects (except to the extent qualified by a materiality standard, in which case such representations and warranties shall be true and correct) as of the date hereof and at and as of the Closing, with the same force and effect as though made on and as of the Closing;

     (b) The Purchasers shall have performed in all material respects all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with by Purchasers prior to the Closing Date;

     (c) The Seller shall have received certificates dated as of the Closing Date, executed by an appropriate officer of each Purchaser certifying to the effect described in Sections 7.3(a) and 7.3(b);

     (d) The Seller shall have received the Purchase Price;

     (e) Enterra Sub shall have executed and delivered to the Seller proper instruments for the assumption of the Assumed Liabilities, in each case, in form and substance reasonably satisfactory to Seller and its counsel in accordance with Section 4.4 hereto; and

     (f) The Seller shall have received the written opinion dated the Closing Date of Morgan, Lewis & Bockius, counsel for the Purchasers, in form and substance reasonably satisfactory to Seller and its counsel.

     Section 7.4 Amendments to Disclosure Schedule. In addition to changes, amendments or supplements to the Disclosure Schedule as permitted by the first paragraph of Article II, Seller may amend the Disclosure Schedule to include an item or items which should have been included on the date of this Agreement but which was inadvertently omitted. In such case, the Disclosure Schedule will be deemed corrected as of the date of this Agreement; provided however, that such amendment made by Seller shall not be taken into account in connection with determining fulfillment of Purchaser's condition to closing set forth in Section 7.2(a) hereof which provides that all representations of the Seller shall be true and correct in all material respects on the date of this Agreement (subject to the exception set forth therein).

                                 ARTICLE VIII.
                         TERMINATION; AMENDMENT; WAIVER

     Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

     (a) By mutual written consent of Enterra and Zapata;

     (b) By Enterra, if any of the conditions to Closing contained in Section
7.1 or 7.2 shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived in writing by Enterra.

     (c) By Zapata, if any of the conditions to Closing contained in Section 7.1 or 7.3 shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived in writing by Zapata.

     (d) By Enterra or Zapata, if the Closing Date shall not have occurred on or before 5:00 p.m., Houston time, on December 20, 1995 or such later date agreed to in writing by Enterra and Zapata; and

     (e) By Enterra or Zapata, if any court of competent jurisdiction in the United States of America or other federal or state governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions herein contemplated and such order, decree, ruling or other action shall have been final and nonappealable.

     Section 8.2 Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:

     (a) If this Agreement is terminated by either Enterra or Zapata as permitted under Section 8. l(a) or (e) hereof and not as the result of the failure of any party to perform its obligations hereunder, such termination shall be without liability to any party to this Agreement or any stockholder, partner, director, officer, employee, agent or representative of such party.

     (b) If this Agreement is terminated as a result of the failure of Purchasers to perform their obligations hereunder, Purchasers shall be fully liable for any and all damages (other than special, consequential or punitive damages) sustained or incurred by Seller.

     (c) If this Agreement is terminated as a result of the failure of Seller to perform its obligations hereunder, Seller shall be fully liable for any and all damages (other than special, consequential or punitive damages) sustained or incurred by Purchasers.

     (d) Seller and Purchasers agree that the provisions of Sections 6.4 and
12.3 shall survive any termination of this Agreement. In the event of such termination, each party promptly will destroy or, if requested, redeliver to the other party all documents, work papers and other materials furnished by such party relating to the transactions contemplated hereby (including all copies made thereof). All confidential information received by any party, or any employee, agent or representative of any party, concerning the other party shall continue to be treated in accordance with the confidentiality obligations set forth in Section 6.4.

     Section 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties.

     Section 8.4 Extension; Waiver. At any time prior to the Closing Date, Purchasers or Seller may (i) extend the time for the performance of any of the obligations or other acts of the non-extending party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the non-waiving party, or (iii) waive compliance with any of the agreements or conditions contained herein by the non-waiving party. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX.
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     Section 9.1 Survival of Representations and Warranties. The parties hereto agree that their respective representations and warranties contained in this Agreement shall survive for a period of one year after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) all representations and warranties set forth in Sections 2.1, 2.2, 2.9, 3.1 and
3.2 hereof shall survive the Closing Date without limitation, (b) the representations and warranties set forth in Section 2.15 hereof shall survive for a period of five (5) years after the Closing Date, and (c) any representation or warranty as to which a claim (including, without limitation, a contingent claim) has been asserted in writing by a party and delivered to the other party during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein.

                                  ARTICLE X.
                                INDEMNIFICATION

     Section 10.1 Indemnification by the Seller. Subject to the limitations described in Section 10.5, each Seller, jointly and severally, unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless the Purchasers, and each of the Purchasers' Subsidiaries, stockholders, partners, Affiliates, officers, directors, employees, agents, successors, assigns, heirs and legal and personal representatives (the Purchasers and all such persons or other entities are collectively referred to as the "Purchasers' Indemnified Persons"), from and against, and shall reimburse the Purchasers' Indemnified Persons for, each Loss paid, imposed on or incurred by the Purchasers' Indemnified Persons:

     (a) resulting from any inaccuracy in any representations or warranties of any Seller under this Agreement, or any certificate delivered or to be delivered by any Seller pursuant hereto,

     (b) to the extent caused by any breach of any covenant or agreement in this Agreement by any Seller,

     (c)  which is an Excluded Liability,

     (d) to the extent caused by any violation of any bulk sales law or other similar state laws designed to protect the rights of creditors in sales of substantially all assets in any applicable jurisdiction in respect of the transactions contemplated by this Agreement,

     (e) with the exception of those matters governed by Section 10.1(f) hereof, because of, resulting from or arising out of the business, operations or assets of the Seller prior to the Closing Date but excluding any Assumed Liabilities, or

     (f) to the extent caused by an Environmental Claim, or any Liability which otherwise relates to, or involves a Liability that arises out of or is based upon, any Environmental Law to the extent that such Environmental Claim or Liability is caused by any activity occurring, condition existing, omission to act or other matter existing prior to the Closing Date, subject to reduction, if any, to the extent the liability has been exacerbated by Purchaser after the Closing Date or Purchaser has failed to use reasonable efforts to mitigate such liability after the Closing Date if Purchaser actually knew of such liability; provided, however, no indemnity or reimbursement shall be provided by Seller for any Liability for which an Environmental Claim has not been made unless any proposed cost or expenditure is approved in writing by Seller, which approval will not be withheld unreasonably and; provided further, however, except to the extent that no flexibility exists with regard to ordered compliance with Environmental Laws, no indemnity may be sought for costs associated with an Environmental Claim or Liability that exceeds the minimum standard necessary to attain compliance with Environmental Laws. Purchaser shall at all times have the right to self report to Governmental Authorities any condition it believes constitutes a Liability under Environmental Laws. For the purpose of this
Section 10.1(f), written agreement by Governmental Authorities of clean-up responsibility, or approval by Governmental Authorities of a clean-up plan, shall constitute an Environmental Claim. Any proposed plan to address compliance with Environmental Laws shall be developed jointly between Purchasers and Seller, and must be presented to Seller prior to any implementation;

and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other Losses (including, without limitation, disbursements and expenses of attorneys) incident to any of the foregoing or to the enforcement of this Section 10.1.

With respect to matters not involving Proceedings commenced or threatened by third parties, within five (5) days after notification from the Purchasers' Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Purchasers' Indemnified Persons to indemnity hereunder, the Seller, at no cost or expense to the Purchasers' Indemnified Persons, shall acknowledge, if Seller agrees to so indemnify, to the Purchasers' Indemnified Persons its obligations to indemnify under this Section
10.1 and shall diligently commence
resolution of such matters in a manner reasonably acceptable to the Purchasers' Indemnified Persons and shall diligently and timely prosecute such resolution to completion; provided, however, with respect to those claims that may be satisfied by payment of a liquidated sum of money, the Seller may, in its sole discretion, but shall not be required to, promptly pay the amount so claimed to the extent supported by reasonable documentation and so long as any settlement includes a complete release of all Purchasers' Indemnified Persons. If litigation or any other Proceeding is commenced or threatened, the provisions of
Section 10.3 shall control.

     Section 10.2 Indemnification by the Purchasers. Subject to the limitations described in Section 10.6, each Purchaser, jointly and severally, unconditionally, absolutely and irrevocably agrees to and shall defend, indemnify and hold harmless the Seller and each of Seller's Subsidiaries, stockholders, partners, Affiliates, officers, directors, employees, agents, successors, assigns, heirs and legal and personal representatives (the Seller and all such persons or other entities are collectively referred to as the "Seller's Indemnified Persons") from and against, and shall reimburse the Seller's Indemnified Persons for, each Loss paid, imposed on or incurred by the Seller's Indemnified Persons:

     (a) resulting from any inaccuracy in any representations or warranties of the Purchasers under this Agreement, or any certificate delivered or to be delivered by the Purchasers pursuant hereto,

     (b) to the extent caused by any breach of any covenant or agreement in this Agreement by the Purchasers,

     (c) which is an Assumed Liability, or

     (d) because of, resulting from or arising out of the operation of the Business after the Closing Date, and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other Losses (including without limitation disbursements and expenses of attorneys) incident to any of the foregoing or to the enforcement of this Section 10.2.

With respect to matters not involving Proceedings commenced or threatened by third parties, within five (5) days after notification from the Seller's Indemnified Persons supported by reasonable documentation setting forth the nature of the circumstances entitling the Seller's Indemnified Persons to indemnity hereunder, the Purchasers or Enterra (as the case may be), at no cost or expense to the Seller's Indemnified Persons, shall acknowledge, if Purchasers agree to so indemnify, to the Seller's Indemnified Persons their obligations to indemnify under this Section 10.2 and shall diligently commence resolution of such matters in a manner reasonably acceptable to the Seller's Indemnified Persons and shall diligently and timely prosecute such resolution to completion; provided, however, with respect to those claims that may be satisfied by payment of a liquidated sum of money, the Purchasers or Enterra (as the case may be) may promptly pay the amount so claimed to the extent supported by reasonable documentation and so long as any settlement includes a complete release of all Seller's Indemnified Persons. If litigation or any other Proceeding is commenced or threatened, the provisions of Section 10.3 shall control.

     Section 10.3 Notice and Defense of Third Party Claims. If any Proceeding shall be brought or asserted under this Article against an indemnified party or any successor thereto (the "Indemnified Person") in respect of which indemnity may be sought under this Article from an indemnifying person or any successor thereto (the "Indemnifying Person"), the Indemnified Person shall give prompt written notice of such Proceeding to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses. Actual or threatened action by a Governmental Authority or other entity is not a condition or prerequisite to the Indemnifying Person's obligations under this Article. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person. The Indemnified Person's right to participate in the defense or response to any Proceeding should not be deemed to limit or otherwise modify its rights under this Article. In the event that the Indemnifying Person, within ten (10) business days after notice of any such Proceeding, fails to acknowledge its obligation to indemnify hereunder and to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such Proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person at any time prior to the settlement, compromise or final determination thereof. Anything in this Article to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such Proceeding. As a condition to asserting any rights under this Article, each of the Purchasers' Indemnified Persons must appoint Enterra, and each of the Seller's Indemnified Persons must appoint Zapata, as their sole agents for all matters relating to any claim under this Article. Subject to compliance with the time limitations set forth in Section
9.1 hereof, the Indemnified Person's failure to give prompt written notice to the Indemnifying Person of any actual, threatened or possible demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Person of any liability which the Indemnifying Person may have to the Indemnified Person unless the failure to give such notice materially and adversely prejudiced the Indemnifying Person.

     Section 10.4 Limitations.

     (a) An Indemnifying Person shall have no liability under Section 10.1(a) or 10.2(a) unless notice of a claim for indemnity, or notice of facts as to which an indemnifiable Loss is expected to be incurred, shall have been given within the periods specified in Section 9.1.

     (b) In calculating the amount of any Loss for which any Indemnifying Person is liable under this Article X, there shall be taken into consideration the value of any federal or state income tax effects on the Indemnified Person that result from the circumstances to which the Loss related or from which the Loss arose as well as any payments made by any Indemnifying Person.

     Section 10.5 Limitation of Seller's Liability.

     (a) Notwithstanding anything to the contrary contained in Section 10.1, after the Closing, the aggregate liability of the Seller for any Loss, individually or in the aggregate with all other Losses covered by this Agreement, for which indemnification is required by Seller on behalf of Purchasers' Indemnified Persons pursuant to Section 10.1, shall be limited to
(i) the aggregate amount of the Excluded Liabilities (which may be used to satisfy only the Excluded Liabilities) and (ii) $4,000,000 (for all other matters, exclusive of a termination described in Section 8.2(c), for which liability shall be unlimited). The matters referred to in the immediately prior parenthetical shall include, without limitation, all matters described in
Section 10.1(a), (b), (d), (e) and (f) and the qualifier set forth immediately after Section 10.1(f).

     (b) The Purchasers' Indemnified Persons are entitled to indemnification pursuant to Section 10.l only to the extent that the amount of any Loss, individually or in the aggregate with all other Losses covered by this Agreement, exceeds $250,000 and is not an Assumed Liability and in such event the Purchasers' Indemnified Persons shall be entitled, subject to Section 10.5(a) hereof, to recover the full amount of such Loss in excess of $250,000. Such $250,000 limitation shall not apply, however, to (i) a Net Asset Value adjustment payment pursuant to Section 4.5, or (ii) Seller's obligations pursuant to Section 12.2.

     Section 10.6 Limitation of Purchasers' Liability.

     (a) Notwithstanding anything to the contrary contained in Section 10.2, after the Closing, the aggregate liability of the Purchasers for any Loss, individually or in the aggregate with all other Losses covered by this Agreement, for which indemnification is required by Purchasers on behalf of Seller's Indemnified Persons pursuant to Section 10.2, shall be limited to (i) the aggregate amount of the Assumed Liabilities (which may be used to satisfy only the Assumed Liabilities) and (ii) $4,000,000 (for all other matters, exclusive of a termination described in Section 8.2(b), for which liability shall be unlimited).

     (b) The Seller's Indemnified Persons are entitled to indemnification pursuant to Section 10.2 only to the extent that the amount of any Loss, individually or in the aggregate with all other Losses covered by this Agreement, exceeds $250,000 and is not an Excluded Liability, and in such event the Seller's Indemnified Persons shall be entitled, subject to Section 10.6(a) hereof, to recover the full amount of such Loss in excess of $250,000. Such $250,000 limitation shall not apply, however, to (i) a reimbursement obligation of a Purchaser pursuant to Section 11.1(b) hereof, (ii) a Loss resulting from a breach by a Purchaser of Section 3.7 hereof, (iii) a Loss resulting from Purchasers' reimbursement obligation set forth in Section 12.15, (iv) the Net Asset Value adjustment payment pursuant to Section 4.5; or (v) Purchasers' obligations pursuant to Section 12.2.

     Section 10.7 Limitation on Claims. No party to this Agreement shall make a claim against another party to this Agreement except pursuant to, and subject to the limitations contained in, this Article X.

     Section 10.8 Inconsistent Provisions. The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement.

                                  ARTICLE XI.
                               EMPLOYMENT MATTERS

     Section 11.1 Employment.

     (a) The full-time and part-time employees of the Business, whether currently employed, or employed between the date hereof and the Closing Date, are collectively referred to as the "Zapata Employees". As soon as reasonably practicable after the date of this Agreement, Purchasers shall furnish Seller with a list of the names of each of the Zapata Employees to whom Purchasers reasonably expect to extend offers of employment on the Closing Date ("Continuing Employees").

     (b) Any Zapata Employee who is not a Continuing Employee, as determined according to the list provided by Purchasers to Seller under Section 11.1(a), shall be terminated by Seller prior to the Closing Date. Notwithstanding anything to the contrary in Section 11.1(a), prior to the Closing Date, Seller shall provide Zapata Employees who are not Continuing Employees and who are identified in Section 11.1(a), with severance benefits under the Seller's Severance Plan attached hereto as Exhibit 4; provided, however, that if the aggregate amount of such severance payments referred to in this sentence (taking into account only those Zapata Employees whose employment is terminated by Zapata as required by this Agreement) exceeds Fifty Thousand Dollars ($50,000), Purchasers shall promptly reimburse Seller for the amount of such excess. With respect to any Zapata Employee, however, in no event shall Purchasers be required to reimburse Seller for severance payments in excess of those required by the terms of the Seller's Severance Plan.

     Section 11.2 Purchasers' Responsibility for Zapata Employees' Retirement and Other Benefits.

     (a) Purchasers will cause to be provided pension, medical, 401k plan and other benefits to all Continuing Employees from and after the Closing Date to the same extent provided to similarly situated employees of Purchasers.

     (b) Seller will retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Zapata Employee with respect to claims incurred by such employees or their covered dependents under any benefit plan and subject to the terms thereof prior to the Closing Date. Expenses and benefits with respect to claims incurred by Continuing Employees or their covered dependents on or after the Closing Date shall be the responsibility of Purchasers. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; provided, however, that in the case of life insurance, a claim is deemed incurred when the death occurs and in the case of long-term disability benefits, when the disability occurs. With respect to each Zapata Employee who is not a Continuing Employee or such employee's dependent, the Seller shall be responsible for health care continuation rights under Section 4980B of the Tax Code and Sections 601-609 of ERISA for those Zapata Employees. The Purchasers shall be responsible for all continuation of health coverage rights under
Section 4980B of the Tax Code and Sections 601-609 of ERISA for all Continuing Employees and their dependents.

     Section 11.3 No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Seller in respect to continued employment or resumed employment with either the Purchasers or Seller and no provision of this Article XI shall create any such rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller with respect to any benefits that may be provided directly or indirectly in any Benefit Plan or other employee benefit plan or program.

                                  ARTICLE XII.
                                 MISCELLANEOUS

     Section 12.1 Books and Records. Upon consummation of the transactions provided herein and for a period of five years thereafter, the Seller agrees that upon the reasonable written request of the Purchasers, the Seller will provide the Purchasers with access to the tax records (or copies thereof) retained by the Seller pursuant to this Agreement. All costs and expenses associated with providing such tax records (or copies thereof) shall be borne by the Purchasers. Nothing herein shall be deemed to require the Seller to maintain or refrain from disposing of any books and records transferred pursuant to this Agreement for any period of time after the Closing Date. However, if Seller desires to dispose of any such books or records, Seller agrees to give Purchasers notice of such intention and the opportunity to retain such books and records, at Purchasers' expense.

     Section 12.2  Accounts Receivable.

     (a) In the event that 90% of the face amount of the accounts receivable included within the Assets on the Closing Date (the "90% Amount") are not collected within one hundred twenty (120) days after the Closing Date, then at the request of Purchasers, the Seller shall pay Enterra Sub an amount equal to
(i) the 90% Amount, (ii) less amounts collected by Purchasers, (iii) less the allowance for doubtful accounts utilized in the calculation of the Agreed Upon Net Asset Value.

     (b) For purposes of Section 12.2(a), Purchasers shall use best efforts to diligently collect all accounts receivable. All payments received by Purchasers from any debtor for accounts receivable which are Assets shall be applied first to the oldest accounts receivable applicable to such debtor, whether owed to Seller or Purchasers.

     (c) If and when a payment is made by Seller to Enterra Sub pursuant to
Section 12.2(a), upon receipt of such payment Purchasers shall assign to the Seller making the payment all of its rights with respect to the uncollected accounts receivables giving rise to the payment and shall also thereafter promptly remit any excess collections received by Purchasers with respect to such assigned receivables. If and when the amount subsequently collected by Seller with respect to the assigned receivables equals (i) the payment therefor plus (ii) the costs and expenses reasonably incurred by Seller in the collection of such assigned receivables, Seller shall reassign to Enterra Sub all of such assigned receivables as have not been collected in full by Seller and shall also thereafter promptly remit any excess collections received by Seller. Upon the reasonable written request of Enterra Sub, Seller shall provide it with a status report concerning the collection of assigned receivables.

     Section 12.3 Expenses. The Purchasers and the Seller will each pay their own expenses in connection with the transactions contemplated hereby.

     Section 12.4 Brokers and Finders. Neither the Purchasers nor the Seller shall be responsible to the other party for the payment of any broker's fee, finder's fee or commission of any sort in connection with the transactions described herein. The Seller shall be responsible for payment of any such fee to Wertheim Schroder & Co. Incorporated or any other party to which the Seller has such an obligation. The Purchasers shall be responsible for payment of any such fee to Simmons & Company International, Inc. or any other party to which the Purchasers have such an obligation.

     Section 12.5 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties and their Affiliates with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates or any of them with respect to the subject matter hereof. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that this Agreement may be assigned to an Affiliate by any party without the prior written consent of another party; provided however, that notwithstanding such assignment, the assignor shall remain liable for all obligations hereunder.

     Section 12.6 Further Assurances. From time to time as and when requested by the Purchasers, the Seller shall execute such further agreements, assignments, documents, deeds, certificates and other instruments of conveyance and transfer and to take or cause to be taken such other actions as the Purchasers may reasonably require to vest title to the Assets in the Purchasers and as shall be reasonably necessary or advisable to carry out the purposes of and to effect the transactions contemplated by this Agreement.

     Section 12.7 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled pursuant to the terms hereof or otherwise, at law or in equity.

     Section 12.8 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in any jurisdiction, that provision shall be ineffective to the extent of such illegality, invalidity or unenforceability in that jurisdiction and such holding shall not, consistent with applicable law, invalidate or render unenforceable such provision in any other jurisdiction, and the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and shall remain in full force and effect in all jurisdictions.

     Section 12.9 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by registered mail (postage prepaid, return receipt requested) or prepaid Federal Express (return receipt requested) to the respective parties as follows:

          if to any Seller:

               Zapata Corporation
               1717 St. James Place, Suite 550
               Houston, Texas 77056
               Attn:   Joseph L. von Rosenberg, III, Esq.
                       Vice President, General Counsel and Corporate Secretary

          with required copy (which shall not constitute notice) to:

               Mr. Avram A. Glazer
               President and Chief Executive Officer
               18 Stoney Clover Lane
               Pittsford, New York 14534

                    and

               John D. Held, Esq.
               Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
               3500 Texas Commerce Tower
               Houston, Texas 77002

          if to the Purchasers:

               Enterra Corporation
               13100 Northwest Freeway, Sixth Floor
               Houston, Texas 77040
               Attn:  President

          with required copy (which shall not constitute notice) to:

               Weatherford International Incorporated
               1360 Post Oak Blvd., Suite 1000
               Houston, Texas 77056
               Attn: H. Suzanne Thomas, Esq.

                    and

               David R. King, Esq.
               Morgan, Lewis & Bockius
               2000 One Logan Square
               Philadelphia, Pennsylvania 19103

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     Section 12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 12.11 Gender: "Including" is Not Limiting; Descriptive Headings. The masculine and neuter genders used in this Agreement each includes the masculine, feminine and neuter genders, and the singular number includes the plural, each where appropriate, and vice versa. Wherever the term "including" or a similar term is used in this Agreement, it shall mean "including by way of example only and without in any way limiting the generality of the clause or concept referred to." The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 12.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the other Purchasers' Indemnified Parties and Seller's Indemnified Parties, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 12.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 12.14 Incorporation by Reference. Any and all schedules, exhibits, annexes, statements, reports, certificates or other documents or instruments referred to herein or attached hereto are incorporated herein by reference hereto as though fully set forth at the point referred to in the Agreement.

     Section 12.15 Non-Competition Agreement with Peter M. Holt and Benjamin D. Holt, Jr. Seller agrees to enforce Seller's rights under the Non-Competition Agreement dated November 9, 1993 among Zapata, Peter M. Holt and Benjamin D. Holt, Jr. (the "Holt Non-Competition Agreement") in accordance with its terms; provided, however, the Purchasers shall promptly reimburse Seller for any costs or expenses (including, without limitation, attorneys' fees) incurred by Seller as a result of such action. Seller agrees not to amend the Holt Non-Competition Agreement, or grant the waiver described in Section 5 of the Holt Non-Competition Agreement, without the prior written consent of Purchasers. Each Seller acknowledges that any violation of this Section 12.15 will result in irreparable injury to the Purchasers and their Affiliates and that damages at law would not be reasonable or adequate compensation to the Purchasers and their Affiliates for a violation of this Section 12.15 and that Purchasers and their Affiliates shall be entitled to have the provisions of this Section 12.15 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security.

     Section 12.16 Non-Competition by Seller; Equitable Remedies.

     (a) Until three years after the Closing Date, Seller agrees that it will not, anywhere in the world, unless acting in accordance with Enterra's prior written consent: (i) own directly or indirectly, manage, operate or control or participate in the ownership, management, operation or control of, or be connected as a principal, agent, representative, consultant, investor, owner, partner, manager or joint venturer with, or permit its name to be used by or in connection with, any business or enterprise engaged anywhere in the world, in any aspect of the Business, provided that Seller may invest as an investor in the voting securities of any person that is a reporting company under the Securities Exchange Act of 1934, as amended, so long as (A) the aggregate amount of such securities that Seller owns directly or indirectly is less than five percent of the total outstanding voting securities of such person and (B) Seller is not otherwise an Affiliate with respect to such person, or (ii) solicit the employment of any person who on the Closing Date, or who within two years thereafter, is employed by Purchasers on a full or part-time basis, provided, however, that Seller may have employment discussions with, and hire, those persons who approach Seller of their own volition.

     (b) Each Seller acknowledges that (i) the provisions of this Section 12.16 are reasonable and necessary to protect the legitimate interests of Purchasers and their Affiliates, (ii) the Business is international in scope, (iii) any violation of this Section 12.16 will result in irreparable injury to the Purchasers and their Affiliates and that damages at law would not be reasonable or adequate compensation to the Purchasers and their Affiliates for a violation of this Section 12.16 and (iv) Purchasers and their Affiliates shall be entitled to have the provisions of this

Section 12.16 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security. In the event that any of the provisions of this Section
12.16 should ever be deemed to exceed the time, geographic, or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

     (c) Purchasers and each Seller intend to and do hereby confer jurisdiction to enforce the covenants set forth in this Section 12.16 upon the courts of any jurisdiction within the geographical scope of such covenants. In addition to
Section 12.8 hereof and not in limitation thereof, if the courts of any one or more of such jurisdictions hold such covenants unenforceable in whole or in part, it is the intention of Purchasers and each Seller that such determination not bar or in any way adversely affect the right of Purchasers and their Affiliates to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of this Section 12.16, such covenants being, for this purpose, severable into diverse and independent covenants.

     (d) Nothing in this Section 12.16 is intended to restrict, and shall not be construed to restrict, Zapata's ownership, management, operation, control or participation of its wholly owned subsidiary, Cimarron Gas Holding Company, or its subsidiaries, which engage in the natural gas marketing, trading, gathering and processing business and which utilizes gas compressors in connection with such business in the ordinary course of business.

     Section 12.17 Equitable Remedies.

     Notwithstanding any other provision of this Agreement, each party will have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party in order to enforce the instituting party's rights under Section 12.15 or 12.16 through specific performance, injunction or similar equitable relief. For this purpose, each of the parties hereto irrevocably and unconditionally (i) agrees that any suit arising out of this Agreement may be brought and adjudicated in the U.S. District Court for the Southern District of Texas, or, if such court will not accept jurisdiction, in any court of competent jurisdiction sitting in Harris County, Texas, (ii) submits to the non-exclusive jurisdiction of any such court for the purposes of any such suit and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such suit, any claim that it is not subject to the jurisdiction of the above courts, that such suit is brought in an inconvenient forum or that the venue of such suit is improper. Each of the parties hereto also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 12.9 hereof.

     Section 12.18 Arbitration.

     (a) Except as provided in Section 12.17, all disputes, differences or questions arising out of or relating to this Agreement (including, without limitation, those as to the validity, interpretation, breach, violation or termination hereof) shall, at the written request of any party hereto, be finally determined and settled pursuant to arbitration in Houston, Texas, by three arbitrators, one to be appointed by Enterra, and one by Seller, and a neutral arbitrator to be appointed by such two appointed arbitrators. The neutral arbitrator shall be an attorney and shall act as chairman. Should (i) either party fail to appoint an arbitrator as hereinabove contemplated within ten (10) days after the party not requesting arbitration has received such written request, or (ii) the two arbitrators appointed by or on behalf of the parties as contemplated in this Section 12.18 fail to appoint a neutral arbitrator as hereinabove contemplated within ten (10) days after the date of the appointment of the last arbitrator appointed, then any person sitting as a Judge of the United States District Court for the Southern District of Texas, Houston Division, upon application of Seller or of Enterra, shall appoint an arbitrator to fill such position with the same force and effect as though such arbitrator had been appointed as hereinabove contemplated.

     (b) The arbitration proceeding shall be conducted in Houston, Texas, in accordance with the Rules of the American Arbitration Association. A determination, award or other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two or three of the three arbitrators. The costs of arbitration (exclusive of attending the arbitration, and of the fees and expenses of legal counsel to such party, all of which shall be borne by such party) shall be shared equally by Purchasers and Seller. The arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.









                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

                              ZAPATA CORPORATION


                              By: /s/ Joseph L. von Rosenberg, III
                                 --------------------------------------
                                 Joseph L. von Rosenberg, III
                                 Vice President, General Counsel and
                                 Corporate Secretary


                              ENERGY INDUSTRIES, INC.


                              By: /s/ Joseph L. von Rosenberg, III
                                 --------------------------------------
                                 Joseph L. von Rosenberg, III
                                 Vice President, General Counsel and
                                 Corporate Secretary


                              ZAPATA ENERGY INDUSTRIES, L.P.

                                 By ZAPATA RENTALS, INC., its general partner


                                 By: /s/ Joseph L. von Rosenberg, III
                                    -----------------------------------
                                    Joseph L. von Rosenberg, III
                                    Vice President, General Counsel and
                                    Corporate Secretary


                              ENTERRA CORPORATION


                              By: /s/ Steven W. Krablin
                                 --------------------------------------
                                 Steven W. Krablin
                                 Vice President


                              ENTERRA COMPRESSION COMPANY


                              By: /s/ Steven W. Krablin
                                 --------------------------------------
                                 Steven W. Krablin
                                 Vice President

                                   EXHIBIT 1
                                  DEFINITIONS


(a) "Accountants' Calculation of Net Asset Value" shall have the meaning set forth in Section 4.5.

(b)  "Affiliate" as used in this Agreement means, with respect to any person,
     (i) any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question, (ii) any officer, director, stockholder or partner of such person in question, or member of the extended family of such officer, director, stockholder or partner and
     (iii) any person that, directly or indirectly, controls, is controlled by, or is under common control with, any officer, director, stockholder or partner of such person in question or member of the extended family of such officer, director, stockholder or partner. For the purposes of the definition of Affiliate, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

(c)  "Agreed Upon Net Asset Value" shall have the meaning set forth in Section
     4.5 hereof.

(d)  "Agreement" shall have the meaning specified in the Preamble.

(e)  "Assets" shall have the meaning specified in Section 4.1.

(f)  "Assumed Liabilities" shall have the meaning specified in Section 4.2(b).

(g) "Business" shall mean the natural gas compression businesses historically engaged in by Zapata Sub and Zapata Partnership and their Affiliates.

(h)  "Continuing Employees" shall have the meaning specified in Section 11.1.

(i) "Contracts" mean all agreements contracts, leases or subleases relating to the Business to which any Seller is a party or by which any Seller or any of the Assets is bound.

(j)  "Disclosure Schedule" shall have the meaning specified in the beginning of
     Article II.

(k) "Environmental Claims" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, violations or proceedings arising under any applicable Environmental Law or any Environmental Permit binding upon Seller, or at common law or otherwise, brought, issued or asserted by: (A) a Governmental Authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or (B) a third party seeking damages for personal injury caused by Seller or property damage resulting from the release of a Hazardous Material at or from any current or prior facility of any Seller for which Seller would bear liability, including, without limitation, Seller's employees seeking damages for exposure to Hazardous Materials.

(l) "Environmental Laws" means applicable Governmental Requirements currently in effect related to protection of the environment (including, without limitation, natural resources), exposure to, control, emission, discharge, release, threatened release, exposure, handling, use, manufacturing, generation, treatment, storage, transportation or disposal of Hazardous Materials.

(m) "Environmental Permit" means all Governmental Authorizations required for the operation of the Business in conformity with applicable Environmental Laws and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority and binding upon Seller under any applicable Environmental Laws.

(n) "Equipment Leases" means the lease agreements covering the compressor systems and related equipment used or held for use in the Business.

(o) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

(p)  "Excluded Liabilities" shall have the meaning set forth in Section 4.2.

(q) "GAAP" means as to a particular person, such accounting practice as, in the opinion of independent certified public accountants of recognized national standing, conforms at the time to generally accepted accounting principles in the United States, consistently applied, and which are recognized as such by the Financial Accounting Standards Board.

(r) "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

(s) "Governmental Authorization" means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Governmental Requirement.

(t) "Governmental Requirement" means any currently published and applicable law, treaty, ordinance, statute, rule, code, regulation, judgment, decree or order binding upon Seller, injunction, edict, writ, permit, certificate, stipulation, common law or other published and legally enforceable requirement of any Governmental Authority.

(u) "Hazardous Material" means any hazardous, extremely hazardous, or toxic substance, material or waste not at a background level (taking into account offsite conditions) which is regulated by any Governmental Authority, including without limitation any material or substance that is (i) defined as a "hazardous substance" under applicable state or local law, (ii) (a) crude oil products, including, without limitation, petroleum and (b) solid waste as defined under the Environmental Laws; the prior or continued presence of which would result in investigation or cleanup responsibility of Buyer or Seller under Environmental Laws, (iii) asbestos as regulated by CERCLA, (iv) designated as a "hazardous substance" pursuant to section 311 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)1251 et seq. (33 U.S.C. (S)1321), (v) defined as a "hazardous waste" pursuant to section 1004 of the Resource Conversation and Recovery Act, as amended, 42 U.S.C. (S)6901 et seq. (42 U.S.C. (S)6901), (vi) defined as a "hazardous substance" pursuant to section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. (S)9601 et seq. (42 U.S.C. (S)9601) ("CERCLA"), (vii) defined as a "regulated substance" pursuant to section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S)6901 et seq. (42 U.S.C. (S)6991) ("RCRA") or (viii) otherwise regulated under the Toxic Substances Control Act, 15 U.S.C. (S)2601, et seq., the Clean Air Act, as amended, 42 U.S.C.
     (S)7401, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. (S)1801, et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. (S)136, et seq; or other Governmental Requirement provided, however, the reference to specific statutory or other general legal references contained within this definition shall be construed as those statutes in effect on the date of this Agreement.

(v) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all rules and regulations promulgated thereunder.

(w)  "Indemnified Person" shall have the meaning specified in Section 10.3.

(x)  "Indemnifying Person" shall have the meaning specified in Section 10.3.

(y) "Inventories" means all inventories used or held for use in connection with the Business, including without limitation, finished goods, work-in-progress and raw materials.

(z)  "IRS" means the Internal Revenue Service.

(aa) "Liability" means any debt, obligation, duty, liability or obligation of any nature (including any guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether or not accrued, absolute, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

(bb) "Lien" means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or otherwise), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

(cc) "Loss" means any loss, damage, injury, Liability, claim, demand, Proceeding, settlement judgment, award, punitive damage, award, fine, penalty, Tax, fee, charge, cost or expense (including, without limitation, costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors). In calculating the dollar amount of any Loss, an allowance shall be made for any insurance proceeds or other amounts, including any Tax benefits, that may be recovered in connection therewith (subject to reduction for any premium relating thereto).

(dd) "Material Adverse Effect" shall mean any material adverse change in the condition (financial or otherwise), assets, Liabilities, reserves, business, or results of operations of the Business.

(ee)  "PBGC" means the Pension Benefit Guaranty Corporation.

(ff) "Permitted Lien" means the following:

     (i) Liens for taxes not due or due but not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

     (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising as required in the conduct of its Business and not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings and other non-consensual Liens arising as required in the conduct of its Business and removed within thirty (30) days of the date on which the entity on whose property the Lien is imposed knows or reasonably should have known of the existence thereof or which are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established;

     (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred as required in the ordinary course of the Business. consistent with past practice;

     (v) easements, rights-of-way, restrictions and other similar encumbrances incurred as required in the conduct of its Business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the entity on whose property the Lien is imposed; or

     (vi) Equipment Leases entered into in the ordinary course of the Business, consistent with past practice (all of which are listed in the Disclosure Schedule in accordance with Section 2.11).

(gg) "Proceeding" shall have the meaning specified in Section 2.10.

(hh) "Purchasers" shall have the meaning specified in the Preamble and shall include permitted successors and assigns of Purchasers.

(ii) "Purchasers' Calculation of Net Asset Value" shall have the meaning set forth in Section 4.5.

(jj) "Purchasers' Indemnified Persons" shall have the meaning set forth in
     Section 10.1.

(kk) "Real Property Leases" means all leases covering real property used or held for use in the Business.

(ll) "Seller" shall have the meaning set forth in the Preamble and shall include permitted successors and assigns of any Seller.

(mm) "Seller's Indemnified Persons" shall have the meaning set forth in Section 10.2.

(nn) "Subsidiary" means, when used with reference to a particular person any corporation, a majority of the outstanding voting securities of which is owned or controlled directly or indirectly by such person, or if less than a majority of such voting securities are so owned or controlled, any corporation in regard to which such person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such corporation. Any partnership, joint venture or other enterprise shall be a Subsidiary of a particular person, if that person has, directly or indirectly, a 50% or greater equity interest or in regard to which such person possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such entity.

(oo) "Tax Code" means the Internal Revenue Code of 1986, as amended.

(pp) "Taxes" means any federal, state, local or foreign taxes, assessments, duties, levies, fees or other governmental charge or impositions.

(qq) "WARN" means the federal Workers Adjustment, Retraining and Notification Act, as amended.

(rr) "Zapata Employees" shall have the meaning set forth in Section 11.1(a).

                                                                      APPENDIX B


                                               September 20, 1995

The Board of Directors
Zapata Corporation
1717 St. James Place
Suite 550
Houston, TX 77056

Members of the Board:

In accordance with the terms of the engagement letter dated as of April 13, 1995 between Zapata Corporation ("Zapata") and Schroder Wertheim & Co. Incorporated ("Schroder Wertheim"), we have acted as exclusive financial advisor to Zapata with regard to a potential sale of its wholly-owned subsidiaries Energy Industries, Inc. and Zapata Energy Industries, L.P. (collectively "EI" or the "Company"). Under the terms of a draft purchase agreement dated September 19, 1995 (the "Draft Purchase Agreement"), Enterra Corporation ("Enterra") would purchase from Zapata all of the assets and property of the natural gas compression businesses historically engaged in by EI (the "Transaction") for cash consideration of $130 million, and assume certain liabilities, subject to certain adjustments based on the net asset value of EI on the closing date (the "Consideration").

We understand that as an inducement to Enterra's entering into a definitive Purchase Agreement, The Malcolm I. Glazer Trust, beneficial owner of approximately 35.3% of the outstanding common stock of Zapata, has agreed on behalf of itself, and any affiliates of such Trust or Malcolm I. Glazer, that the Trust and such affiliates will vote all shares of Zapata common stock owned by them in accordance with the recommendation of Zapata's Board of Directors to Zapata's shareholders with respect to approval of the Transaction by Zapata's stockholders, pursuant to a letter agreement dated September 20, 1995 (the "Glazer Letter").

You have requested that Schroder Wertheim render an opinion (the "Opinion"), as investment bankers, as to the fairness from a financial point of view to Zapata of the Consideration to be received by Zapata. This letter confirms the oral Opinion rendered to the Board of Directors of Zapata on September 20, 1995. It is understood that (i) the Opinion shall be used by the Company solely in connection with its consideration of the Transaction and (ii) the Company will not furnish the Opinion or any other material prepared by Schroder Wertheim (including this letter) to any other person or persons or use or refer to the Opinion or this letter for any other purposes without Schroder Wertheim's prior written approval; provided, however, that the Company may publish the Opinion in its entirety in any proxy statement or similar documents distributed to its stockholders in connection with the Transaction, subject to our prior written approval of any summary, of excerpt from or reference to the Opinion.

The Board of Directors
Zapata Corporation
September 20, 1995
Page 2


Schroder Wertheim, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Schroder Wertheim is a full service securities firm and in the course of our normal trading activities we may from time to time effect transactions and hold positions in securities of Zapata and Enterra. Schroder Wertheim acted as financial advisor to Zapata regarding the Company's negotiations with Enterra and will receive a fee which is contingent upon consummation of the Transaction. Schroder Wertheim rendered investment banking services to Zapata in another transaction for which the firm received a customary fee and has also been engaged as Zapata's financial advisor to assist in the potential divestiture of Zapata's wholly owned subsidiary, Cimaron Gas Holding Company, and its subsidiaries.

In connection with the Opinion set forth herein, we have, among other things:

(i)    reviewed the Draft Purchase Agreement and the Glazer Letter;

(ii) reviewed the unaudited financial statements of EI for the (i) twelve months ended December 31, 1992, (ii) ten months ended October 31, 1993,
       (iii) eleven months ended September 30, 1994, (iv) eight months ended May 31, 1995, (v) eleven months ended August 31, 1995, all of which were prepared by Zapata management;

(iii) reviewed the pro forma unaudited financial statements of EI for the (i) twelve months ended October 31, 1993, (ii) twelve months ended September 30, 1994, (iii) eight months ended May 31, 1994, and (iv) eleven months ended August 31, 1994, all of which were prepared by Zapata management;

(iv) reviewed and discussed, with the management of Zapata and EI, certain financial information prepared by management, including the historical pro forma financial results referred to above, and EI management's projections for future periods, as well as the current financial condition and business prospects of EI;

(v) compared certain financial data for EI under the proposed terms of the Transaction with that of certain publicly traded companies which we deemed to be reasonably comparable to EI;

(vi) compared the financial terms, to the extent publicly available, of certain recent acquisition transactions which we deemed to be reasonably comparable to the proposed financial terms of the Transaction;

(vii) actively solicited the interest of potential buyers, held discussions, both in person and via telephone, with potential buyers regarding their interest in acquiring EI, and reviewed written acquisition proposals relating to EI;

(viii) visited EI's facilities in Corpus Christi, Texas; and

(ix) performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

The Board of Directors
Zapata Corporation
September 20, 1995
Page 3


In rendering the Opinion, we have relied upon the accuracy and completeness of all information supplied or otherwise made available to us by Zapata and EI or obtained by us from other sources, and we have not assumed any responsibility for independently verifying such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of EI, or been furnished with any such appraisals. With respect to projections and financial forecasts for EI, we have been advised by both Zapata and EI, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and judgment as to the expected future financial performance of the Company.

The Opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to our attention after the date of the Opinion.

Our opinion is directed to the Board of Directors of Zapata and does not constitute a recommendation to any Zapata stockholders as to how such stockholder should vote regarding the Transaction. The Opinion relates solely to the question of the fairness, from a financial point of view, to Zapata of the Consideration. We have not been asked to express, and we have not expressed, any opinion as to the appropriateness of the Transaction for Zapata from a business or operational point of view.

We have not reviewed any proxy statement or similar document that may be used in connection with the Transaction, as such materials were not prepared as of the date of the Opinion.

Based upon and subject to all the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Consideration is fair, from a financial point of view, to Zapata.

Very truly yours,

Schroder Wertheim & Co. Incorporated